As filed with the Securities and Exchange Commission on August 10, 2006
Registration No. 333-128918

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Invisa, Inc.
(Name of small business issuer in its charter)

Nevada	3823	65-1005398
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

6935 15th Street East, Suite 120, Sarasota, Florida 34243 (941) 355-9361
(Address and telephone number of principal executive offices and principal place of business)

Stephen Michael, 6935 15th Street East, Suite 120, Sarasota, Florida 34243 (941) 355-9361
(Name, address and telephone number of agent for service)

Copies to:
Barry I. Grossman, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Ave., 19th Floor
New York, New York 10017
(212) 370-1300

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

common stock, par value $0.001 per share	17,516,666 shares(1)	$0.17(2)	$2,977,833.22	$318.63
common stock, par value $0.001 per share, underlying warrants	2,500,000 shares(1)	$0.30(3)	$750,000	$80.78

TOTAL	20,016,666 shares(1)		$3,727,833.22	$399.41

(1)
Also registered hereby is such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the Series A Preferred Stock, Series B Preferred Stock and the warrants therefor.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(3)	Represents the exercise prices of the warrants for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED AUGUST 9, 2006

20,016,666 Shares of common stock

of

Invisa, Inc.

This prospectus relates to the public offering of up to 20,016,666 shares of our common stock, par value $0.001 per share, for sale by certain of our stockholders identified in this prospectus for their own accounts. Such stockholders are referred to throughout this prospectus as “selling stockholders.” These shares include up to: (i) 17,516,666 shares of common stock issuable upon conversion of preferred stock; and (ii) 2,500,000 shares of common stock issuable upon the exercise of warrants. We will pay the expenses of registering these shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “INSA.OB.” On July 3, 2006 the closing sales price for the common stock on the OTCBB was $0.17 per share.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Invisa”, the “Company”, “we”, “us”, and “our” refer and relate to Invisa, Inc. The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive funds from the exercise of their warrants, upon exercise. Any such proceeds will be used for working capital and general corporate purposes. One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Available Information”.

Our principal executive offices are located at 6935 15th Street East, Suite 120, Sarasota, Florida 34243. Our telephone number is (941) 355-9361.

An Investment In Our Common Stock Being Offered By This Prospectus Involves A High Degree Of Risk. You Should Read The “Risk Factors” Section Beginning On Page 5 Before You Decide To Purchase Any Shares Of Our Common Stock.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of The Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this Prospectus is August 9, 2006

Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of and on the date of this document.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.

The Company

We develop, manufacture, market and license the rights to produce and sell sensor systems that incorporate our patented InvisaShield™ presence-sensing design and technology. Presence sensing is the reliable, repeatable detection of people and conductive objects. With InvisaShield technology, it is detection at a close distance (typically less than one meter).

InvisaShield technology is used today in our line of SmartGate® sensors: life and property safety mechanisms for powered closures, including parking gates, slide gates, swing gates, vertical pivot gates and the like. In a security application, first generation security sensors using InvisaShield technology are in operation at a major museum in New England.

To date, our revenue has been derived largely from the sale of SmartGate sensors for powered parking gates and slide gates. Parking and slide gates are motorized barriers used to control parking garage, parking lot, and vehicle traffic. We anticipate that, during the next two years, revenues will reflect the sale of additional presence-sensing products designed to improve the safety of various products which may include industrial doors, commercial overhead doors, powered slide and swing gates, vertical pivot gates, and products designed to provide security sensing for various markets including museums.

From inception (February 12, 1997) through December 31, 2005, we were largely focused on technology and product development. The estimated dollar amount spent during this period on company-sponsored research and development was $3,351,355, including $174,292 for the year ended December 31, 2005, $352,642 for the year ended December 31, 2004 and $558,277 for the year ended December 31, 2003. We continue to engage in significant product development activities. Because of our losses (which aggregated $25,539,538 from inception through December 31, 2005), limited capital, and ongoing product development expenses, footnote C of our financial statements and the accompanying Report of Independent Registered Public Accounting Firm discuss that substantial doubt exists regarding our ability to continue as a going concern.

The Offering

Outstanding Common Stock	23,732,602 shares[1]

Common Stock Offered
Up to 20,016,666 shares of common stock, including up to: (i) 17,516,666 shares of common stock issuable upon conversion of preferred stock; and (ii) 2,500,000 shares of common stock issuable upon the exercise of warrants which have an exercise price of $0.30 per share.

Proceeds
We will not receive any proceeds from the sale of the common stock that may be sold pursuant to this prospectus. We will, however, receive proceeds upon the exercise of warrants and the purchase option which, if all warrants and such option were exercised, would be $750,000. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”

OTCBB Symbol	INSA.OB

Note on Forward-Looking Statements

The statements set forth under the captions “Prospectus Summary” and elsewhere in this prospectus, including under “Risk Factors,” and those incorporated by reference herein which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies for the future. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Examples of the risks and uncertainties include, but are not limited to: the inherent risks and uncertainties in implementing our business strategy and in developing products of the type we are developing; possible changes in our financial condition; our ability to obtain financing on acceptable terms; competition; our ability to manage growth; risks of technological change; our dependence on key personnel; and our ability to protect our intellectual property rights.

1 as of November 30, 2005

Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties occurs, our business, financial condition or operating results could be materially harmed. In that case the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we may face.

Risks Related To Our Business

We have historically incurred losses and losses are expected to continue in the future, which means that we may not be able to continue operations unless we obtain additional funding. Our auditors have modified their audit opinion with regard to the uncertainty of our ability to continue as a going concern.

We have historically incurred losses. In the twelve months ended December 31, 2005, we sustained net losses of $1.8 million. From inception through December 31, 2005, we have sustained aggregate net losses of $25.5 million. Future losses are expected to continue. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

Because we increased our product development activities, we anticipate that we will incur substantial operating expenses in connection with continued research and development, testing and approval of our proposed products, and expect these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate product sales levels. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to complete the development of our proposed products and manufacture, market and sell our products.

Because our rate of expenses is high, and due to our very limited resources, our auditors have included an explanatory paragraph in their audit report with regard to our ability to continue as a going concern.

We will need to raise additional capital to continue our operations or we may be unable to fund our operations, promote our products or develop our technology.

Our operations have relied almost entirely on external financing to fund our operations. Such financing has historically primarily come from the sale of common stock to third parties and to a lesser degree from loans and revenue from product sales and license fees. We anticipate, based on our current proposed plans and assumptions relating to our operations (including the timetable of, and costs associated with, new product development), that the proceeds of the private placement we completed during 2005, to date, will be sufficient to satisfy our contemplated cash requirements at least through September of 2006. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our operations and planned growth, develop or enhance our technology, take advantage of business opportunities or respond to competitive market pressures, any of which could make it more difficult for us to continue operations. Any reduction in our operations may result in a lower stock price.

Our additional financing requirements could result in dilution to existing stockholders.

The additional financings we will require may be obtained through one or more transactions which effectively dilute the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of common stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. We are authorized to issue 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. Such securities may be issued without the approval or other consent of our stockholders.

We are a development stage company and have a limited operating history upon which you can base your investment decision.

We have had a limited operating history and have had only limited revenue. We are a development stage company, and accordingly, we anticipate that we will encounter many difficulties and risks associated with our early stage of development which includes, but is not limited to, the introduction of new products, the search for and hiring of new personnel, access to required capital, management issues, ramping up manufacturing capacity, and other important business aspects.

We will be required to compete with larger and well-established companies which are better financed.

There are a number of well-established companies which are well known in the manufacture and/or distribution of products for the security and life-safety markets. Such companies include Honeywell, Tyco, General Electric, Bosch, Siemens and others. Accordingly, we are subject to the difficult challenge of introducing and commercializing our new technology and products in a market place in a strong competitive environment. Additionally, our technology and products based thereon will have to compete with other technologies such as passive infrared and various types of motion detection which are well known and well accepted.

We are commercializing a new technology which will involve uncertainty and risks related to market acceptance.

We are commercializing a new technology with which we seek to gain market acceptance and to demonstrate competitive advantages. Our success is dependent, to a large degree, upon our ability to fully develop and commercialize our technology and gain industry acceptance of our products, based upon this new technology and its perceived competitive advantages. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by frequent new product introductions. We anticipate that we will incur substantial operating expenses in connection with the development and testing of our proposed products and expect these expenses to result in continuing and significant operating losses until such time, if ever, that we are able to achieve adequate levels of sales or license revenues. We may not be able to raise additional financing, increase revenues significantly, or achieve profitable operations.

Management and founders of the company control a significant amount of our common stock and such concentration of ownership may have the effect of delaying or preventing a change of control of our company.

As a result, these management stockholders will have significant influence in matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of the our assets, and the control of our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in our control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from attempting to obtain control of our company.

The absence of product liability insurance coverage may affect our business.

We may be exposed to potential product liability claims by consumers. Although we maintain product liability insurance, there can be no assurance that such insurance will be sufficient to cover all possible liabilities to which we may be exposed. Any product liability claim, even one that was not in excess of our insurance coverage or one that is meritless and/or unsuccessful, could adversely affect our cash available for other purposes, such as research and development. In addition, the existence of a product liability claim could affect the market price of our common stock. In addition, certain vendors may require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Product liability insurance coverage includes various deductibles, limitations and exclusions from coverage, and in any event might not fully cover any potential claims. Failure to satisfy such insurance requirements could impede the ability of us or our distributors or licensees to achieve broad retail distribution of our proposed products, which could have a material adverse effect on us.

We may not be able to effectively protect our intellectual property rights, the foundation of our business, which could harm our business by making it easier for our competitors to duplicate our services.

We regard certain aspects of our products, processes, services and technology as proprietary. We have taken steps to protect them with patents, copyrights, trademarks, restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could cause us to cease operations.

We have an issued patent and have filed six patent applications with respect to various aspects of our technology. The pending patent applications may not be issued to us, and if issued, may not protect our intellectual property from competition which could seek to design around or invalidate these patents. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our services.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

Other parties may assert that our technology infringes on their intellectual property rights, which could divert management time and resources and possibly force our company to redesign our technology.

Technology-based companies, such as ours, have the potential to be involved in litigation related to allegations of patent infringement. Although we have no knowledge of any such claims, from time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertion by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations.

We may not be able to keep up with rapid technological changes, which could render our products less competitive or obsolete.

Changes in technology, changes in customer requirements and preferences, introduction of products and services embodying new or different technologies and the emergence of new industry standards and practices could render our existing technology and products less competitive or obsolete. Our future success will depend on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our technology and products. We expect that our marketplace will require extensive technological upgrades and enhancements to accommodate many of the new products and services that we anticipate will be added to our marketplace. We cannot assure you that we will be able to expand and upgrade our technology and systems, or successfully integrate new technologies or systems we develop in the future, to accommodate such increases in a timely manner.

We may not effectively manage the growth necessary to execute our business plan, which could adversely affect the quality of our operations and our costs.

In order to successfully execute our business plan, we must significantly increase the number of strategic partners, manufactures, dealers, distributors and customers that use our products. This growth will place significant strain on our personnel, systems and resources. We also expect that we will continue to hire employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

We are dependent on existing management

Our success is substantially dependent on the efforts and abilities of our President, Stephen Michael. Decisions concerning our business and our management are and will continue to be made by Mr. Michael. The loss or interruption of his continued services would have a materially adverse effect on our business operations and prospects. Further, we do not maintain key-man life insurance.

Our future success also will depend in part on the continued service of our key management personnel and our ability to identify, hire and retain additional personnel, including marketing and sales staff. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers.

While we attempt to provide competitive compensation packages to attract and retain key personnel, some of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel.

Risks Related To Our Securities

The limited prior public market and trading market may cause possible volatility in our stock price.

There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The OTCBB is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Limitations in connection with the availability of quotes and order information on the OTCBB

Trades and quotations on the OTCBB involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Delays in order communication in the OTCBB

Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one’s OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Penny stock regulations may impose certain restrictions on marketability of our securities.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Subject to certain exceptions, penny stocks are stock:

 • With a price of less than $5.00 per share or an exercise price of less than $5.00 per share;

     •     That are not traded on a “recognized” national exchange;

 • Whose prices are not quoted on the NASDAQ automated quotation system; or

 • In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by such rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker dealer must also disclose the commission payable to both the broker dealer and the registered representative, current quotations for the securities and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In addition, the Commission currently intends to create additional obligations with respect to the transfer of penny stocks. Most importantly, the Commission proposes that broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules may restrict the ability of broker dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our common stock.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

Risk of market fraud

OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

Limited liquidity on the OTCBB

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one’s order entry.

Limitation in connection with the editing and canceling of orders on the OTCBB

Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one’s order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Increased dealer compensation

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

Additional authorized shares of our common stock and preferred stock available for issuance may adversely affect the market.

We are authorized to issue 95,000,000 shares of our common stock. As of November 30, 2005, there were 23,732,602 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants or upon the conversion of issued and outstanding shares of preferred stock. As of November, 2005 there were issued and outstanding 24,500 shares of convertible preferred stock, which shares are convertible into a maximum of 17,516,666 shares of common stock. To the extent all issued and outstanding shares of convertible preferred stock are converted into shares of common stock, the holders of our common stock will experience a dilution of approximately 42.47%. As of November 30, 2005, we had outstanding stock options and warrants to purchase approximately 17,515,683 shares of our common stock, the exercise price of which range between $0.075 per share to $7.25 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

The exercise of the outstanding derivative securities, will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

In addition to the above referenced shares of common stock which may be issued without stockholder approval, we have 5,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board. We presently have 24,500 issued and outstanding shares of preferred stock and while we have no present plans to issue any additional shares of preferred stock, our Board has the authority, without stockholder approval, to create and issue one or more additional series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Additional Risks

Limitation on director/officer liability.

As permitted by Nevada law, our articles of incorporation limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our bylaws provide that we shall indemnify our directors, officers, employees and agents if such persons acted in good faith and reasoned that their conduct was in our best interest.

We have no history of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we decide to pay cash dividends to the holders of our common stock, such dividends may not be paid on a timely basis.

Provisions of our articles of incorporation and Nevada law could defer a change of our management which could discourage or delay offers to acquire us.

Provisions of our articles of incorporation and Nevada law may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our Board could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

OUR BUSINESS

We develop, manufacture, market and license the rights to produce and sell sensor systems that incorporate our patented InvisaShield™ presence-sensing design and technology. Presence sensing is the reliable, repeatable detection of people and conductive objects. With InvisaShield, it is detection at a close distance (typically less than one meter).

InvisaShield technology is used today in our line of SmartGate(R) sensors: life and property safety mechanisms for powered closures, including parking gates, slide gates, swing gates, vertical pivot gates and the like. In a security application, first generation security sensors using InvisaShield technology are in operation at a major museum in New England.

To date, our revenue has been derived largely from the sale of SmartGate sensors for powered parking gates and slide gates. Parking and slide gates are motorized barriers used to control parking garage, parking lot, and vehicle traffic. We anticipate that, during the next two years, revenues will reflect the sale of additional presence-sensing products designed to improve the safety of various products which may include industrial doors, commercial overhead doors, powered slide and swing gates, vertical pivot gates, and products designed to provide security sensing for various markets including museums.

From inception (February 12, 1997) through December 31, 2005, we were largely focused on technology and product development. The estimated dollar amount spent during this period on company-sponsored research and development was $3,351,355, including $174,292 for the year ended December 31, 2005, $352,642 for the year ended December 31, 2004 and $558,277 for the year ended December 31, 2003. We continue to engage in significant product development activities. Because of our losses (which aggregate $25,539,538 from inception through December 31, 2005), limited capital, and ongoing product development expenses, footnote C of our financial statements and the accompanying Report of Independent Registered Public Accounting Firm discuss that substantial doubt exists regarding the our ability to continue as a going concern.

History

We are a development stage company that is commercializing patented presence-sensing technology under the trade name InvisaShield. We were incorporated in Nevada on July 9, 1998 to provide computer analysis and solutions in anticipation of potential date-related computer system failures associated with the year 2000. Our original business plan was abandoned before significant commercialization and on February 9, 2000, we acquired SmartGate, L.C., in consideration for the issuance of 7,743,558 shares of our common stock representing approximately 74% of our capital stock then outstanding. As a result, SmartGate, L.C., became our wholly owned subsidiary, which markets our InvisaShield safety products under the brand name SmartGate. SmartGate, L.C. is a development stage company organized in January 1997 to develop and commercialize, pursuant to a license, patented presence-sensing technology for safety applications in the powered closure market. From an accounting perspective, SmartGate, L.C. was considered the acquirer in this transaction and, as a result, the accompanying Financial Statements reflect the operations of SmartGate, L.C. from inception.

On February 26, 2002, we acquired Radio Metrix Inc. from affiliated parties. Radio Metrix Inc. is a wholly owned subsidiary which is commercializing our InvisaShield security products. Radio Metrix Inc. is a development stage company which was incorporated in Florida on March 19, 1992. Radio Metrix Inc. owns the patent and patent applications to the InvisaShield technology and controlled the InvisaShield technology. As a result of this acquisition, we have sole rights to commercialize the InvisaShield technology in all markets worldwide and we own the issued patent and pending patent applications to the InvisaShield technology.

Products

Our current and planned products are divided into two market categories as follows:

Safety Market Category - Many safety devices and safety functions depend upon presence-sensing technology. We continue to develop a range of presence-sensing products for the safety market under our brand name SmartGate.

We believe that our safety products offer potential operational and maintenance benefits to the powered closure industry. Today we offer safety products for powered parking barrier gates, and slide gates.

We also have developed prototypes of presence-sensing products for use in powered commercial overhead doors, powered industrial doors (which are used in commercial, manufacturing, and industrial buildings) and residential garage doors. We believe that there may be other applications for our presence-sensing technology in the safety market. Ultimately, we plan to offer safety products based upon our InvisaShield technology to be incorporated into a broad base of powered closure devices produced by other companies.

To date, substantially all of our revenue (which has been limited) has been derived from the sale of our SmartGate presence-sensing products. These products are designed to be incorporated into powered parking barrier gates. Powered parking barrier gates are commonly used for traffic control and generally have a power operated barrier arm typically made of metal, wood or PVC which moves vertically between an open and a closed position. Our product places invisible presence sensing in front of and moving with the potentially dangerous barrier arm to identify the presence of people and vehicles. When an object is identified in the path of the moving barrier arm, our product signals the powered operator system, which is manufactured by nonaffiliated entities for its predetermined response, such as stopping and reversing the barrier arm. See the financial statements for revenues from this product category.

During each of the last three fiscal years, more than 90% of our revenue was attributable to customers domiciled in the United States. For sales made to non-U.S. domiciled customers, the country to which the most sales were attributed was the United Kingdom.

In July 2002, Rytec Corporation became an exclusive licensee to use our InvisaShield technology as original equipment used with high-speed industrial doors in the North American market. We believe that Rytec Corporation is the largest manufacturer of high-speed industrial doors in this market. These doors are frequently used in manufacturing and industrial environments where air-conditioned, cooler, and freezer areas are separated within warehouses or other buildings. We are in the process of internal testing of our product for use with Rytec high speed industrial doors.

As further described below, we believe that the InvisaShield technology can perform non-contact presence-sensing tasks that may not currently be possible with competing technologies.

Security Market Category - Security systems and security equipment generally rely, to varying degrees, on presence-sensing technologies to detect the presence of potential intruders and trespassers, or to provide surveillance of valuable objects. We currently have first-generation security sensors in operation and plan further development which will be followed by commercialization

Our security sensors products are components that provide added features and functions for new and/or existing security systems. In the future, we plan for these sensors to compete with and, in some applications, complement existing presence-sensing technologies used in the security market today. Examples of products using these technologies are infrared and/or microwave sensors, motion detectors, lasers, light beam systems and magnetic contacts.

In addition to our first-generation sensors for museums applications, we have demonstrated prototypes of InvisaShield security sensors for retail, industrial, commercial, defense and government applications. As with our museum security sensors, these devices place a monitoring field around objects needing protection. Examples of applications that we have demonstrated include safes, locking cabinets, display cases, objects of art and jewelry-or exposed perimeters (doors, windows, fences etc.). When the detection field is entered, the InvisaShield sensor signals the security system. The security system then responds with a warning or alarm.

Marketing

We will continue to focus our marketing efforts in the development of OEM (Original Equipment Manufacturer) licensing of our technology as well as building and supporting the distribution channel and dealer network of our SmartGate systems. We periodically participate in various trade conferences in the security market and safety market where we demonstrate our current and planned products and technology to potential customers.

We have historically concentrated marketing efforts on potential customers whom we believe to be market leaders or otherwise high profile within specific markets. Currently, we target the market for safety products applied to powered parking gates, industrial doors, commercial overhead doors, powered slide gates, swing gates and vertical pivot gates.

We sell our safety products to OEMs and through dealers and distributors and in some instances directly to targeted customers. In 2006, we anticipate potential sales to manufacturers for use of the InvisaShield technology as original equipment in various applications for powered closure products.

Our largest customer currently is Magnetic Automation Corp., comprising approximately 20% of our revenues. We are dependent upon any single customer, dealer or distributor in the safety market

We are currently evaluating channels of distribution for planned security products. Distribution would include sales to and through dealers, distributors and manufacturers. While products in this market category have not contributed to our revenue in the past, we believe that our planned security products may ultimately represent a material portion of our business. We plan to further investigate the potential for InvisaShield-based security products in markets that include museums, retail, residential, governmental, and defense, as well as other sectors.

The Technology

The InvisaShield technology uses electronic circuitry that emits, controls, and senses changes in an invisible energy field. The field is based, in part, upon low energy radio waves oscillating within a controlled frequency range. The field monitored ranges from a distance of one meter to touch-sensitive, based upon the selected application and circuitry constantly checks the field to test for the presence of people, vehicles or other conductive objects (objects that conduct electricity) that would disturb the monitored field.

We believe that the InvisaShield technology is a novel and proprietary way to provide presence sensing. At the core of the technology is the ability to project a field or zone capable of detecting most conductive objects that enter the field. The field is projected from a metallic substance, referred to as an antenna, which may consist of wire, self-adhesive metallic tape or other metallic items. The technology permits flexibility in designing and locating the antenna. This may provide unique opportunities to place presence-sensing fields where they can be used more efficiently or effectively. We believe that this flexibility enables the InvisaShield technology to perform non-contact presence-sensing tasks that may not currently be possible with competing technologies and to perform presence-sensing tasks similar to those performed by competing technologies in a potentially more efficient, effective, and reliable manner.

We believe that the InvisaShield technology has a number of operational advantages. The technology does not depend upon lenses, beams or reflectors which may require replacement, cleaning and aligning. We also believe that the non-intrusive, non-contact presence-sensing capability of our technology is generally not disrupted by its operating environment, including electronic noise, mechanical noise, temperature, dust, frost, snow, ice or other operating conditions. We believe that InvisaShield technology may be a new presence-sensing technology that gives greater capability, flexibility and benefits than non-contact sensing.

The Company recently has completed the design and development of a cost-reduced, 4th generation digital version of its SmartGate safety system for powered closures (SmartGate III).

Competing Technologies - The presence-sensing business is highly competitive, consisting of numerous manufacturers of presence-sensing products based on various technologies, including infrared, ultrasonic, laser, microwave and similar technologies. For the most part, these technologies have been in use for a number of years and, in many cases, may not be proprietary.

Our competitors provide a variety of presence-sensing and other safety and security alternatives such as motion detectors, CCTV-based movement detection systems, infrared and visible light beam detectors, light curtains, on/off switching mats and pads, tape switches, contact edges, as well as others.

In the safety and/or security sectors, we compete with companies that include MillerEdge, Stanley, Optex, Napco, Pelco, and DMP, along with other large and well-established firms such as Honeywell, Tyco, General Electric, Bosch and Siemens.

Many of our competitors have substantially greater development, technical, marketing, sales and financial resources than we have. As a result of these factors, competitors and potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and/or to devote greater resources to the development, promotion and sale of their products and services than we can. We believe that our ability to successfully compete depends, to a large degree, upon the performance of our technology, our current and planned presence-sensing products and our ability to finance our development, marketing and distribution efforts.

Patents and Trademarks - We own Patent No. 5,337,039 issued by the U.S. Patent Office on August 9, 1994. In addition, we have five PCTs and one provisional patent application filed that cover improvements to the InvisaShield technology.

We have a trademark on our trade name “SmartGate” which we use in our safety products category. We have filed trademark applications for the following: “Invisa”, “InvisaShield” and the tagline “Safe. Secure. No Question.” We believe that our patent and trademark position will be important in our efforts to protect our perceived competitive advantages.

During the year 2004, we concluded three agreements that terminated our obligations to pay royalties on products sold or licensed. We are unaware of any agreements in effect that would require us to pay any other royalties.

Materials and Manufacturing

We believe that the materials required and the sources of such materials will be similar for our various existing and planned product categories. All components and parts are modified or manufactured by third parties to our specifications or are otherwise generally available as off-the-shelf materials. Our products have a number of components including proprietary electronic circuitry manufactured to our specifications by third party manufacturers and a standard power supply available in the marketplace. The antenna is standard wire, tape or other metallic materials, which are generally purchased in bulk. Whenever possible, we use fixed price manufacturing for our electronic circuitry, placing the responsibility for component supply on the manufacturer. We believe that there are multiple manufacturers and suppliers for each component and that adequate components and materials will be available to support our planned growth. We perform some final assembly and predetermined quality control procedures in our facility.

Government Regulation

The use of radio frequency or “RF”, such as that incorporated into our safety products, is regulated by the Federal Communication Commission. Our subsidiary, Radio Metrix Inc. submitted its patented technology for required FCC testing and, in August of 1993, Radio Metrix Inc. received FCC Certification. We will endeavor to continue satisfying all requirements of the FCC.

On March 1, 2001, a new safety standard was implemented by Underwriters Laboratory (UL) for the powered gate, door and window industry. This Underwriters Laboratory Rule, UL-325, while not a governmental regulation, is considered an indication of reasonable safety for powered gates, doors and windows, and is a requirement for UL certification for certain powered gate, door and window operators. Gate and operator manufacturers that rely upon UL certification or consider UL certification important for components will, most likely, require that our products be UL certified before incorporating our products as original equipment. Likewise, the absence of UL certification for our products may represent a sales or marketing barrier in certain market categories and to certain customers.

We plan to apply for UL certification for certain of our safety products (those which we believe meet or exceed the current UL 325 standard). From time to time, we anticipate submitting additional products, including safety and security products, for UL certification. Other markets may have governmental or certification requirements.

Warranty

Our safety products are sold with a 90-day (upgradeable to one year) limited warranty. A warranty policy for security products is currently being developed.

Employees

We have six employees, of whom one is part time. As of the date of this filing, we had no unions and we had not entered into any collective bargaining agreement with any group of employees. We believe that we have a good relationship with our employees.

Facilities

Through January 2005, we leased approximately 15,500 square feet of manufacturing, marketing, development and office space in one building located in Northgate Business Park, Sarasota, Florida.

As of February 2005, we leased 5,500 square feet of office and research lab space in one building in the Airport Business Center, Sarasota, Florida. We believe the space to be adequate for our needs in the near future. The lease expires December 2009. Annual payment is approximately $50,000 plus taxes, typical of the local market rate for such facilities. We lease the facilities from a non-affiliated party. No zoning or other governmental requirements are needed for the continued use of our facilities.

We have adopted a policy pursuant to which we do not invest in real estate or maintain an interest in real estate, real estate mortgages or securities issued that are based upon real estate activities. We maintain lese insurance that we believe is adequate.

Legal Proceedings

We, from time to time, are subject to litigation related to claims arising out of our operations in the ordinary course of business. At this time, there are no claims asserted, which management believes, taken in the aggregate, would have a material adverse impact on our financial condition or results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by selling stockholders. We will, however, receive proceeds upon the exercise of the warrants and purchase option. Should all of the warrants and the purchase option be exercised, we would receive an aggregate of $750,000. We will pay all the expenses incident to this registration. We plan to use any net proceeds received upon the exercise of the warrants for general corporate purposes.

Since the proceeds of exercise of warrants and purchase option will be paid to us, our net tangible book value will be increased by the sale of shares underlying the warrants and purchase option covered by this prospectus. It is noted that our current net tangible book value is negative.

SELLING STOCKHOLDERS

The following table sets forth each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of December 31, 2005. All share numbers are based on information that these stockholders supplied to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

The number of shares that any selling stockholder will own at any time are subject to limitation in the certificate of designations governing the Series A Preferred Stock and the Series B Preferred Stock and in the warrants, respectively, so that the aggregate number of shares of common stock of which such selling stockholder and all persons affiliated with such selling stockholder (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 9.99% of our then outstanding common stock.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock Beneficially Owned (1),(2)	Number of Shares to be Offered for the Account of the Selling Stockholder (3)	Number of Shares to be Beneficially Owned after this Offering (1)(2)	Percentage to be Beneficially Owned after this Offering (1)(2)
M.A.G. Capital, LLC (4)(5)	None	2,495,747	150,000	4,717,350	9.99%
Mercator Momentum Fund, LP (4)	None	1,653,264	3,030,500	1,610,985	3.58%
Monarch Pointe Fund, Ltd. (4)	None	2,074,830	8,221,500	3,267,415	7.07%
Mercator Momentum Fund III, Ltd. (4)	None	1,048,833	1,031,333	17,500	0.04%
Asset Managers International, Ltd. (6)	None	2,634,026	7,583,333	0	0

(1) Consists (as applicable) of shares of common stock that may be acquired upon the conversion of outstanding Series A Preferred Stock (assuming a conversion ratio per share of $100/$.12) and immediately exercisable warrants (at an exercise price of $1.00 per share) and upon the conversion of outstanding Series B Preferred Stock (assuming a conversion ratio per share of $100/$.12) and immediately exercisable warrants (at an exercise price of $0.30 per share) and of open market purchases.

(2) The documentation governing the terms of the Series A Preferred Stock, Series B Preferred Stock and warrants contains provisions prohibiting any conversion of the Series A Preferred Stock, Series B Preferred Stock or exercise of the warrants that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Monarch Pointe Fund, Ltd.; Mercator Momentum Fund III, LP; or Asset Managers International, Ltd., individually or collectively with their affiliates, owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, none of such entities holds beneficial ownership of more than 9.99% of the outstanding shares of our common stock.

(3) Reflects the number of shares that are being included in this offering.

(4) 555 South Flower Street, Suite 4500, Los Angeles, California 90071.

(5) M.A.G. Capital, LLC is deemed the beneficial owner of all shares beneficially owned by its affiliated funds, and therefore the number of shares beneficially owned includes the shares beneficially owned by Mercator Momentum Fund, LP; Monarch Pointe Fund, Ltd.; and Mercator Momentum Fund III, LP. Disregarding the 9.99% limitation, M.A.G. Capital, LLC is deemed the beneficial owner of the following: 3,030,500 shares offered for the account of Mercator Momentum Fund, LP; 8,221,500 shares offered for the account of Monarch Pointe Fund, Ltd.; and 1,031,333 shares offered for the account of Mercator Momentum Fund III, Ltd., for a total of 12,283,333 shares held through its affiliated funds.
David F. Firestone is the beneficial owner of: (i) M.A.G. Capital, LLC; (ii) Mercator Momentum Fund, LP; (iii) Monarch Pointe Fund , Ltd; and (iv) Mercator Momentum Fund III, Ltd.

(6) 88 Baker Street, London, W1 U 6TQ, UK. The natural persons who beneficially own the securities held by Asset Managers International Ltd. are the directors of Asset Managers International Ltd, which are Oskar Lewnowski and William Maycock.

The percentage calculations are based on 23,732,602 shares that were outstanding as of November 30, 2005 plus the respective beneficial shares owned by each selling stockholder. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of June 30, 2005 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes: (1) the persons identified in the tables above as the selling stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the OTCBB (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTCBB; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders have agreed not initiate short sales of our common stock. However, the selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling stockholders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those stockholders may be required to make in respect thereof.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The Company’s Directors are elected at the Annual Meeting of Stockholders and hold office until their successors are elected and qualified. The Company’s officers are appointed annually by the Board of Directors and serve at the pleasure of the Board. There are no family relationships between any of the officers or directors of the Company.

The directors, executive officers, and significant employees of the Company at December 31, 2005 are as follows:

Name	Age	Positions and Offices Presently Held with the Company
Edmund C. King	70	Director, Chief Financial Officer, Treasurer
Stephen A. Michael	57	Chairman of the Board of Directors
Gregory J. Newell	55	Director
John E. Scates	48	Director
Carl A. Parks	46	President and Chief Operating Officer
Robert T. Fergusson	60	Director of Engineering

There are no family relationships among any directors, executive officers or significant employees.

EDMUND C. KING has served as our Chief Financial Officer and Director since February 9, 2000. Until October 1, 1991, Mr. King was a partner in Ernst & Young, an international accounting and consulting firm. While at Ernst & Young, Mr. King was that firm’s Southern California senior healthcare partner and prior to that directed the Southern California healthcare practice for Arthur Young & Company, one of the predecessor firms of Ernst & Young. During his 30 years with Ernst & Young, Mr. King counseled clients in structuring acquisitions and divestitures; advised on the development of strategic plans; directed the preparation of feasibility studies; assisted with operational and financial restructuring; directed and supervised audits of client financial statements; and provided expert witness testimony and technical SEC consultation. Commencing in 1999, Mr. King became a financial consultant to SmartGate, L.C. that we acquired in February 2000. Mr. King has served as Chief Financial Officer and Director of SmartPlug, Inc. since November 2000 and Chief Financial Officer and Director of FlashPoint International, Inc. since October 2001. From January 1992, Mr. King has been a general partner of Trouver, an investment banking and financial consulting partnership. Mr. King is also a member of the Board of Directors of LTC Properties, Inc., an NYSE listed real estate investment trust. Mr. King is a graduate of Brigham Young University, having served on the National Advisory Council of that school’s Marriott School of Management, and has completed a Harvard University management course sponsored by Ernst & Young. Mr. King also has served as Chairman of the HFMA’s Long-Term Care Committee (Los Angeles Chapter) and is a past member of the National Association of Corporate Directors. He holds CPA certificates in the states of California and Utah.

STEPHEN A. MICHAEL has served as a Director since February 9, 2000 and as President from that date through November 6, 2003. Subsequent to that date, Mr. Michael had served as Chairman. Mr. Michael attended the School of Engineering at Ohio State University. Upon returning from military service in Vietnam, he attended the Schools of Business/Marketing at both Ohio State University and Franklin University. Mr. Michael has also attended the University of Wisconsin School of Engineering to acquire certification in the area of High Energy Surge Suppression and New York University School of Engineering for Advanced Studies in FRP (Fiber Reinforced Plastic) and Composites Engineering. Mr. Michael has served as President and Director of SmartGate, L.C. since January 1997. SmartGate, L.C. became one of our subsidiaries in February 2000. Additionally, he has served as President and Director of SmartPlug, Inc. since January 1997 and President and Director of FlashPoint International, Inc. since October 2001. Mr. Michael has devoted a significant portion of his career to developing functional products, including participating in the development and marketing of the Panasonic Auto Sound-Car dealer system, the Fuzz Buster and the Sears KingFisher Boat.

Ambassador GREGORY J. NEWELL has served as a Director of the Company since June 13, 2002. Ambassador Newell is an international business development strategist and former: U.S. Ambassador; U. S. Assistant Secretary of State; and White House Commissioned Officer, having served under four U.S. Presidents. From 1992 to the present, Ambassador Newell has served as President of International Commerce Development Corporation in Provo, Utah, an international business-consulting firm. From 1989 to 1991, Ambassador Newell served as President and International Development Strategist of Dow, Lohnes & Albertson International, a subsidiary of one of Washington, D.C.’s oldest and largest law firms. Ambassador Newell was U.S. Ambassador to Sweden from 1985 to 1989. Prior to that he was U.S. Assistant Secretary of State for International Organizational Affairs serving as the senior U.S. government official responsible for the formulation and execution of U.S. multilateral foreign policy in 96 international organizations including the United Nations, where he served as senior advisor to the 37th, 38th, 39th and 40th United Nations General Assemblies. He served as Director of Presidential Appointments and Scheduling and Special Assistant to President Ronald Reagan and Staff Assistant to President Gerald R. Ford. Ambassador Newell has also served on the boards of the Landmark Legal Foundation, Sutherland Institute and the Swedish-American Chamber of Commerce.

JOHN E. SCATES, a garage door industry engineer and consultant, was appointed to the Company’s Board of Directors on June 27, 2002. From June 1997 to the present, Mr. Scates has been President and Owner of Scates, Inc., a product design and failure analysis consultancy in Carrollton, Texas. From May 1993 to May 1997, Mr. Scates served as Manager of Research and Development for Windsor Door, Little Rock, Arkansas. From February 1985 to May 1993, Mr. Scates served as Manager of Structures at Overhead Door R & D/engineering, Dallas, Texas. Mr. Scates earned a BS Degree in Mechanical Engineering, Summa Cum Laude from Texas A & M University in 1979. Mr. Scates is licensed as a Professional Engineer in Texas, Florida and North Carolina.

CARL A. PARKS has served as the Company’s Vice President of Operations since August 2001. Mr. Parks has had over 20 years experience in many phases of electronic manufacturing including assembly methods, techniques, hiring personnel, defining processes and selecting equipment. Prior to joining the Company, in 2000 and 2001 Mr. Parks served as a Customer Development Manager at ProTek Electronics in Sarasota, Florida where Mr. Parks had direct responsibility for the location, qualification and booking of new business and where he developed and managed the Quotation procedure and Costing model. In 1999 and part of 2000, Mr. Parks served as a Customer Development Manager at MSI of Central Florida in Melbourne, Florida. At MSI, Mr. Parks directed all manufacturing operations including hiring a core management team and had direct responsibility for new business development. From 1994 to part of 1999, Mr. Parks served as a customer service engineer at Genesis Manufacturing in Oldsmar, Florida. At Genesis, Mr. Parks had direct responsibility for the location and qualification of new customers. In addition, Mr. Parks provided front-end engineering support for all new program start-ups and provided component level sourcing support to all new programs. Mr. Parks received an A.S. Business degree in 1983 from Manatee Junior College. He has also received 1,600 hours of special instructions in many phases of manufacturing technology.

Significant Employees

ROBERT T. FERGUSSON joined the Company in November 2001. In his 30-year career, Mr. Fergusson has been an electronic engineer with a background in electronics, optical and mechanical design, as well as extensive experience in engineering management. From 1973 until joining the Company, Mr. Fergusson served in various engineering capacities at Barry Wehmiller Electronics f/k/a Inex Vision Systems located in Clearwater, Florida and Denver, Colorado. During his career, Mr. Fergusson has been involved in the design and development of automatic on-line inspection equipment. Many of the pieces of equipment became industry standards in the glass container industry. Mr. Fergusson also served as Director of Engineering and Vice President of Engineering. Mr. Fergusson is also experienced in analog and digital (including PLD) design. He designed signal processing, interface and control circuits for various pieces of equipment. In addition, Mr. Fergusson has a mechanical background and has developed several innovative optical designs for improvement of inspection processes. Mr. Fergusson has traveled extensively in the U.S., Europe and Latin America to work with field service and sales in resolving technical problems and developing new business opportunities. In 1971, Mr. Fergusson received a Bachelors of Engineering Science in Electrical Engineering from Brigham Young University in Provo, Utah and an Associate of Science degree in 1968 at the College of Eastern Utah in Price, Utah.

Terminations/Resignations

During the twelve months ended December 31, 2005 the following Directors and Officers resigned from, or were terminated by, the Company:

Directors
Herbert M. Lustig (effective May 12, 2005)(1)(4)
Joseph F. Movizzo (effective May 24, 2005)(1)(4)
Robert Knight (effective May 31, 2005)(1)(4)

Officers
Herbert M. Lustig, as President and Chief Executive Officer (effective April 15, 2005)(3)
David J. Benedetti, as Chief Financial Officer (effective April 15, 2005)(3)
Edmund C. King, as Chief Financial Officer (effective January 10, 2005)(2)

Other Key Employees
Carl A. Parks, as Vice President of Operations(3)
Robert T. Fergusson, as Director of Engineering(3)

(1)	Resigned - no reason given.
(2)	Mr King had resigned in order to retire, and was subsequently rehired upon the departure of Mr. Benedetti.
(3)	Employment was terminated in connection with the April 15, 2005 general termination. Messrs. Parks and Fergusson were subsequently rehired by the Company.
(4)	The executive officers of the Company did not know of the reasons for such resignation.

Compensation Committee and Compensation of Directors

Messrs., Newell and Scates serve on the Compensation Committee, which determines the compensation amounts to be paid to our directors, officers and employees. We are currently in the process of establishing a formal plan for compensating our directors. To date, directors have been reimbursed for actual expenses incurred in connection with performing duties as directors and have not received compensation for attendance at meetings, except that Messrs. Newell and Scates were each entitled to be paid an annual director's fee of $10,000 which has not yet been paid and accrues. Amounts accrued through July 31, 2004 have been satisfied through a deferred stock grant arrangement. Currently, directors will be compensated by the grant of options from time to time, under the companies various compensation plans.

The Audit Committee

The audit committee of the Board of Directors currently consists of two directors, Messrs. Newell and Scates, each of whom is a non-employee director, and each of whom meets the independence and other requirements to serve on our audit committee under applicable securities laws and the rules of the SEC and the American Stock Exchange ("AMEX"). Although we are not listed on the AMEX, we have voluntarily chosen to comply with the AMEX audit committee qualification requirements. The Board of Directors has determined that Mr. Newell qualifies as an audit committee financial expert as defined in item 401 of Regulation SB promulgated under the Securities Act of 1933, as amended. Mr. Newell is independent as such term is used in Item 7(d) (3) (IV) of Schedule 14A under the Exchange Act.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics and Compliance Program which is applicable to Invisa, Inc. and to all our directors, officers and employees, including Invisa, Inc.’s principal executive officer and principal financial officer, principal accounting officer or comptroller, or other persons performing similar functions.

Advisors

Set forth below are Advisors who have been engaged by the Company and a description of the compensation arrangements with said Advisors.

Industry Advisory Board

The Company has established an Industry Advisory Board to consist of industry experts and persons held in high regard within their industry. The Advisory Board currently has two members who are available on a limited basis to provide industry or market input as requested by the Company’s officers and directors. The Industry Advisory Board provides a consultative function and is not part of the Company’s Board of Directors, which is discussed elsewhere in this document.

Advisory Board Member, Linda Kauffman, the former Chairman of the Board of the International Parking Institute, provides the Company with expertise in the parking and traffic control industry. Ms. Kauffman provides consulting services on an “as available” basis and as compensation, was granted an Option in June 2001 to purchase 10,000 shares of the Company’s common stock at $4.34 per share. The Option vests over a period of three years with one-third of the shares becoming eligible to purchase on each anniversary date of the grant, provided Ms. Kauffman has remained a consultant with the Company on the anniversary date. The Option’s term is seven years.

Advisory Board Member, Duane Cameron, is a member of the parking industry. Mr. Cameron provides consulting services on an “as available” basis and as compensation, was granted an option to purchase 10,000 shares of the Company’s common stock at $3.00 per share. The Option was granted in July 2000. The Option vested over a two-year period and is now fully vested. Also in July 2000, Mr. Cameron was granted the right to be issued an additional option for the purchase of 10,000 shares at $3.00 per share if, as a result of the efforts of Mr. Cameron, the Company enters into contractual relationships with certain entities in the parking industry.

Securities Authorized for Issuance under Equity Compensation Plans

For information regarding securities authorized for issuance under Equity Compensation Plans, and the equity compensation plan information table see “Market for Common Equity and Related Stockholder Matters.”

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of shares of our common stock, as of September 30, 2005 of (i) each person known by us to beneficially own five percent (5%) or more of such shares; (ii) each of our directors and executive officers; and (iii) all of our current executive officers, directors, and five percent (5%) or more beneficial owners as a group. Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	TITLEOF CLASS	POSITIONS HELD (OFFICERS & DIRECTORS)	AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED(2)	PERCENTAGE OWNED(2)
Michael R. Ries, CPA (Trustee)(3)	Common Stock		1,864,584	7.86%
Kenneth D. Doerr (Trustee)(3)	Common Stock		1,864,584	7.86%
M.A.G. Capital, LLC(4)	Common Stock		2,495,747	9.99%
Asset Managers International, Ltd.(5)	Common Stock		2,634,026	9.99%
Stephen A. Michael(6)	Common Stock	Chairman	5,405,107	21.44%
Edmund C. King(7)	Common Stock	CFO,Treasurer & Director	602,040	2.49%

Gregory J. Newell(8)	Common Stock	Director	60,000	0.25%
John E. Scates(9)	Common Stock	Director	60,000	0.25%

All directors, executive officers, and 5% beneficial owners as a group (4 persons; 6,127,147 shares, 25.82% (approx.))

(1)
Unless otherwise provided herein all addresses are c/o Invisa, Inc., 6935 15th Street East Suite 120, Sarasota, Florida 34243. The address for Mr. Ries is 4837 Swift Road, Suite 210, Sarasota, Florida 34231; for Mr. Doerr is 240 South Pineapple Avenue, Sarasota, Florida 34230; for Mr. Williams is 7954 Royal Brikdale Circle, Bradenton, FL 34202 and for M.A.G. Capital, LLC, Mercator Momentum Fund, LP and Mercator Pointe Fund, Ltd. is 555 South Flower Street, Suite 4500, Los Angeles, California 90071.

(2)
The percentage calculations are based on 23,732,602 shares that were outstanding as of November 30, 2005 plus the respective beneficial shares owned by each selling stockholder. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 31, 2005 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(3)
Includes: (i) 1,864,584 shares held by Mr. Doerr as Trustee of the Spencer C. Duffey Irrevocable Trust, a Trust created by Samuel S. Duffey, for his son; and (ii) 1,864,584 shares held by Mr. Ries as Trustee of the Elizabeth R. Duffey Irrevocable Trust, a Trust created by Samuel S. Duffey, for his daughter. Samuel S. Duffey disclaims beneficial ownership of such shares in these trusts.

(4)
The following table depicts the total number of shares that M.A.G. Capital, LLC beneficially owns on behalf of itself and its affiliated funds (Mercator Momentum Fund, LP, Monarch Pointe Fund, Ltd., and Mercator Momentum Fund III, LP). David F. Firestone is the managing member of M.A.G. Capital LLC, and as such he has beneficial ownership of shares owned by M.A.G. Capital LLC and its affiliated funds.

Name	Number of Shares of common stock Currently Held	Number of Shares of common stock Beneficially Owned	Number of Shares to be Received Upon Conversion of Series A Preferred Stock (*)	Number of Shares to be Received Upon Conversion of Series B Preferred Stock (*)	Number of Shares to be Received Upon Exercise of Warrants (*)
M.A.G. Capital, LLC	1,245,900	2,495,747	0	0	900,000
Mercator Momentum Fund, LP	403,417	1,653,264	4,238,183	0	250,568
Monarch Pointe Fund, Ltd.	824,983	2,074,830	8,550,250	1,666,667	901,432
Mercator Momentum Fund III, Ltd.	17,500	1,048,833	0	833,333	198,000

Total			12,788,433	2,500,000	2,250,000

(*)Each share of Series A Preferred Stock and Series B Preferred Stock may be converted by the holder into that number of shares of common stock as is determined by dividing 100 by .12. The documentation governing the terms of the Series A Preferred Stock, the Series B Preferred Stock and the warrants contains provisions prohibiting any conversion of the Series A Preferred Stock or the Series B Preferred Stock or exercise of the warrants that would result in M.A.G. Capital, LLC, Mercator Momentum Fund, LP, Monarch Pointe Fund, Ltd., Mercator Momentum Fund III, LP and their affiliates, collectively beneficially owning more than 9.99% of the outstanding shares of our common stock as determined under Rule 13d-3 of the Securities Exchange Act of 1934. As a result of these provisions, none of such entities hold beneficial ownership of more than 9.99% of the outstanding shares of our common stock. However, for purposes of clarity, the table above shows the conversion and exercise figures in the columns with an asterisk as if there was no 9.99% limitation in place. The total number of shares that M.A.G. Capital, LLC and its affiliates could receive upon exercise of all warrants and conversion of all preferred stock (assuming that there was no 9.99% limitation in place) is 17,538,433.

(5)
Asset Managers International, Ltd. has 5,833,333 shares of common stock that may be acquired upon the conversion of outstanding Series B Preferred Stock (at an assumed conversion price of $0.12 per share) and 1,750,000 shares of common stock that may be acquired upon the exercise of the immediately exercisable warrants at $0.30 per share. The documentation governing the terms of the Series B Preferred Stock and warrants contains provisions prohibiting any conversion of the Series B Preferred Stock or exercise of the warrants that would result in Asset Managers International, Ltd. and its affiliates collectively beneficially owning more than 9.99% of the outstanding shares of our common stock as determined under Rule 13d-3 of the Securities Exchange Act of 1934. As a result of these provisions, none of such entities hold beneficial ownership of more than 9.99% of the outstanding shares of our common stock. The natural persons who beneficially own the securities held by Asset Managers International Ltd. are the directors of Asset Managers International Ltd, which are Oskar Lewnowski and William Maycock.

(6)
Includes 3,925,107 shares owned by Mr. Michael and options to purchase 1,480,000 shares. Of the 1,480,000 currently vested options: 300,000 were granted to Mr. Michael in 2000 with an exercise price of $3.00 per share and an expiration date of July 26, 2007; 300,000 were granted in 2002 with an exercise price of $3.85 per share and an expiration date of January 21, 2007; 400,000 were granted to Mr. Michael in 2005 with an exercise price of $0.09 per share and an expiration date of June 15, 2015; and 480,000 were granted to Mr. Michael in 2005 with an exercise price of $0.10 per share and an expiration date of August 25, 2015. Mr. Michael also has an option to purchase an additional 250,000 shares. However, such option is not yet vested nor will it be vested within 60 days of the date hereof. The 1,480,000 vested options and the 250,000 nonvested options were granted pursuant to the Company’s option plans.

(7)	Includes 197,040 shares held in Mr. King’s name, 5,000 shares held in the name of the King Family Trust, and Mr. King’s options to purchase 400,000 shares.

(8)	Includes options to purchase 60,000 shares.

(9)	Includes options to purchase 60,000 shares.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

We are authorized to issue up to 100,000,000 shares of capital stock authorized of which 95,000,000 are common stock, with a par value of $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, with a par value of $0.001 per share. There are currently 23,732,602 shares of common stock and 24,500 shares of preferred stock issued and outstanding as of November 30, 2005.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our board of directors out of funds legally available therefore, if at all. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. Our common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to our common stock. The holders of our common stock do not have any pre emptive or other subscription rights.

Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of our common stock are fully paid, validly issued and non assessable.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception, and we have no present intention of paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 5,000,000 shares of “blank check” preferred stock, with a par value of $0.001 per share, of which 14,500 shares (designated Series A Preferred Stock) and 10,000 shares (designated Series B Preferred Stock) were issued and outstanding as of November 30, 2005. Our Board has the authority, without further action by the holders of our outstanding common stock, to issue additional shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Series A Preferred Stock

On August 16, 2004 the Company completed the issuance of fourteen thousand five hundred (14,500) shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”). Following are certain of the significant terms of the Series A Preferred Stock.

Proceeds from Financing: The Series A Preferred Stock bears a face amount of $2,200,000. Of the gross proceeds, we received $1,937,000 (net of $263,000 in transaction expenses).

Type of Security: The Series A Preferred Stock is non-voting, and are entitled to dividends only when, or if, declared by our board of directors.

Conversion: Any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of common stock at a conversion price equal to eighty percent (80%) of the volume weighted average trading price of the common stock during the ten trading days preceding the time of conversion, subject to a floor of $0.12 per share and a ceiling of $1.17 per share.

Purchasers: Of the 14,500 shares of Series A Preferred Stock issued, 9,715 were issued to Monarch Pointe Fund, Ltd. and 4,785 were issued to Mercator Momentum Fund, LP. Both Monarch Pointe Fund, Ltd. and Mercator Momentum Fund, LP are affiliates of M.A.G. Capital, LLC.

Anti-Dilution Protection: The Certificate of Designations of the Series A Preferred Stock provides that in the event that we issue stock in connection with a dividend, distribution, classification, merger or consolidation the number of shares of common stock that the Series A Preferred Stock is convertible into will be adjusted accordingly. Additionally, in certain circumstances, issuances below the then current conversion price will entitle the holders of the Series A Preferred Stock to weighted average anti-dilution protection.

Liquidation Preference: In the event of any dissolution or winding up of the company, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock will be entitled to be paid first out of the assets of the company available for distribution to stockholders an amount equal to $100.00 per share of Series A Preferred Stock held, and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the common stock or to the holders of the Series B Preferred Stock.

Series B Preferred Stock

On August 31, 2005 the Company completed the issuance of ten thousand (10,000) shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”). Following are certain of the significant terms of the Series B Preferred Stock.

Proceeds from Financing: The Series B Preferred Stock bears a face amount of $1,000,000. Of the gross proceeds, we have received $878,000 (net of $122,000 in transaction expenses). $500,000 of the proceeds was paid to us at closing and of the remaining $500,000, $350,000 was paid to us on October 14, 2005 and $150,000 was paid to us on October 17, 2005.

Type of Security: The Series B Preferred Stock is non-voting, and are entitled to dividends only when, or if, declared by our board of directors.

Conversion: Any issued and outstanding shares of Series B Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of common stock at a conversion price equal to eighty percent (80%) of the volume weighted average trading price of the common stock during the ten trading days preceding the time of conversion, subject to a floor of $0.12 per share and a ceiling of $.275 per share.

Purchasers: Of the 10,000 shares of Series B Preferred Stock issued, 1,000 were issued to Mercator Momentum Fund III, LP, 2000 were issued to Monarch Pointe Fund, Ltd., and 7,000 were issued to Asset Managers International, Ltd. Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. are affiliates of M.A.G. Capital, LLC.

Anti-Dilution Protection: The Certificate of Designations of the Series B Preferred Stock provides that in the event that we issue stock in connection with a dividend, distribution, classification, merger or consolidation the number of shares of common stock that the Series B Preferred Stock is convertible into will be adjusted accordingly. Additionally, in certain circumstances, issuances below the then current conversion price will entitle the holders of the Series B Preferred Stock to weighted average anti-dilution protection.

Liquidation Preference: In the event of any dissolution or winding up of the company, whether voluntary or involuntary, holders of each outstanding share of Series B Preferred Stock will be entitled to be paid first out of the assets of the company available for distribution to stockholders an amount equal to $100.00 per share of Series B Preferred Stock held, and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the common stock.

Warrants

As part of our August, 2004 financing, we issued 5 year warrants to purchase 1,500,000 shares of our common stock at $1.00 per share. The shares issuable upon exercise of the warrants have been registered on a registration statement on Form SB-2/A filed September 23, 2004.

As part of our August, 2005 financing, we issued 5 year warrants to purchase 2,500,000 shares of our common stock at $0.30 per share. The shares issuable upon exercise of the warrants have been registered on a registration statement on Form SB-2, of which this prospectus is a part.

Transfer Agent

Our transfer agent is Liberty Transfer Co., 274B New York Avenue, Huntington, New York 11743.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to the Nevada General Corporation Law, our bylaws provide for indemnification of our officers, directors and others who become a party to an action provided they acted in good faith and reasoned the conduct or action was in the best interest of the Company. Further, the Company maintains officer and director liability insurance. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of our financial condition and plan of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere herein. This discussion and analysis contains forward-looking statements, including information about possible or assumed results of our financial conditions, operations, plans, objectives and performance that involve risk, uncertainties and assumptions. The actual results may differ materially from those anticipated in such forward-looking statements. For example, when we indicate that we expect to increase our product sales and potentially establish additional license relationships, these are forward-looking statements. The words expect, anticipate, estimate or similar expressions are also used to indicate forward-looking statements.

LIMITED OPERATING HISTORY; BACKGROUND OF OUR COMPANY

Background of our Company

We are a development-stage company, and we expect to continue the commercialization of our InvisaShield technology. For the three months ended March 31, 2006, we had revenue from product sales of $42,293, principally representing sales of our product for powered parking gates. In addition to limited revenue, these sales have been a vehicle for receiving customer feedback on the reliability, ease of installation, and determining the market’s acceptance of our safety product.

Financing for our development activities to date has been derived from limited sales, the sale of common stock and preferred stock, notes, short-term financing, and a payment received in connection with the Rytec Corporation Agreement, originally intended as a pre-payment for product but used as compensation for development work instead. We are working to increase our sales of product and to establish additional licensing relationships. Furthermore, we expect to broaden these efforts as we develop additional safety and security products and bring them to market.

In February 2002 Invisa acquired Radio Metrix, Inc. (“RMI”) thereby obtaining ownership of the patent held by RMI. Prior to acquiring ownership of the patent, Invisa was selling safety sensors for gates (principally, automobile parking facility gates) under a sub-licensing arrangement with RMI for safety products only. Acquiring RMI, and thus the patent, was a business decision as it enabled Invisa to gain access to universal use of the patent technology, including not only safety but security and other products.

Through October 2003, we planned to develop, manufacture and sell sensor devices for use not only in parking facility gates, where we already had developed commercial products but in other safety and security devices.

In October 2003, we hired a new CEO who, shortly after his employment, revised our strategy to focus more on selling licenses rather than manufacturing and selling devices. Because of the constraints on our finances, we did not believe that we had the available resources to market, manufacture and sell closure, security and other devices. The licensing of our technology, although reducing our ability to enjoy the full value of the patent, was to provide us with an inflow of funds without our having to expend significant resources. In April 2005 the CEO’s employment was terminated and we have reinstated our original sales strategy. We plan to work with manufacturers (OEM’s) in embedding our patented sensors in their closure devices and developing cooperative marketing and sales programs with the OEM’s. In the safety area we have executed agreements with five OEM’s and currently are in discussions with several others.

We have continued to (i) enhance our patent and (ii) work on developing new patents compatible with the patent we purchased. For example, in 2003 we sold 30 security devices to a museum. These devices used the technology represented by our original patent but also contained technology developed specifically for security purposes. In the future, as additional uses evolve for our technology, we will continue to enhance our technology and adapt it to new uses.

Limited Operating History

We have had a limited history of operations and anticipate that our quarterly results of operations will fluctuate significantly for the foreseeable future. We believe that period-to-period comparisons of our operating results should not be relied upon as predictive of future performance. The information in this Form SB-2/A must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies commercializing new and evolving technologies such as InvisaShield.

Plan of Development and Operations

We raised $1.07 million in equity and debt during 2005. We sought this round of capital to support our business plan. We continue to improve our efficiency; and we continue to pay close attention to our costs with a goal of reaching cash flow break-even and profitability within a reasonable time frame.

Our business plan emphasizes gaining support from major manufacturers. We refer to manufacturers which enter into product support agreements with us as our OEM partners. These partners are expected to offer our products directly to their customers and to their distribution and dealer networks; they are expected to install our products as original equipment and are encouraged to create dedicated product lines incorporating our products. Further, our products are offered for sale by our partners to their installed base as after-market safety products. We believe that this OEM emphasis on support from and relationships with manufacturers will give our products greater exposure and enhance our market position.

As our relationships with the OEM partners grow, we believe our access to their existing distribution and dealer networks will also grow. We plan to devote significant resources to maximize our opportunity to sell our products through this established network. Further, we believe that this access to dealers will provide us with an efficient and cost effective way to market our products both to these dealers and to the owners/operators (and ultimately the consumer).

We are experiencing a rapid pace of adoption of our products by manufacturers. At December 31, 2005 we had one OEM partner which has grown to six OEM partners at May 22, 2006. We expect the growing number of OEM partners to encourage additional manufacturers to also become our OEM partners. We believe that this represents a long-term market trend which will expand our market penetration and ultimately establish a new expectation for safety in the marketplace.

Our strategy of emphasizing support from and relationships with manufacturers will reduce the number of customers which we deal with directly. We believe our strategy will potentially yield a market-wide change in the expectation for safety yielding increased sales and revenue, improved market access and lower product costs. We are also seeking relationships and agreements with manufacturers of other types of powered closing devises to support our strategy to expand our products into new safety markets, such as slide and swing gates and overhead and garage doors.

Our support from and relationships with a growing number of manufacturers will, we believe, have a positive impact on our strategy to change the expectation for safety throughout the marketplace. Our ultimate strategy is to encourage the industry to change and make additions to the industry’s formal safety standards and rules which strengthen the requirement for safety and in turn enhance the value and necessity of our products. We believe that, by increasing market expectations for safety, the industry’s formal safety rules and standards will come under review, and there will be increasing pressure to keep pace with the standard of care being practiced by leading manufactures, dealers and gate owners/operators. To further support this strategy, we have engaged Underwriters Laboratories, Inc. (“UL”) to research and approve our technology for use in barrier, slide and swing applications. Additionally, we are pursuing approval under UL 325 Recognition Component Service Program as a component for use with Commercial Gate Operators. We also plan to demonstrate that our products offer an opportunity to make powered closure devises more safe than is possible with other products.

We believe that as we execute our business plan, we will improve cash flow and achieve profitability. We further believe that our current activities will result in the introduction of new products targeted at the commercial, and residential overhead door markets. We plan to use a similar strategy as we enter the security market which is planned for next year.

Liquidity and Capital Resources

Since inception, we have incurred significant net losses and approximately $14.4 million of negative operating cash flows, which we have financed largely from the sale of Common and Preferred Stock. From inception through March 31, 2006 we raised cash of approximately $13.4 million net of issuance costs, principally through private placements of common and preferred stock financings. At March 31, 2006, we had cash and cash equivalents totaling $284,067.

From inception (February 12, 1997) through March 31, 2006, we were largely focused on technology and product development. The estimated dollar amount spent during this period on company-sponsored research and development was $3,393,057. Because of the Company’s losses (which aggregate $26,059,979 from inception through March 31, 2006), limited capital, and ongoing product development expenses, the Company’s consolidated financial statements report that substantial doubt exists regarding the Company’s ability to continue as a going concern.

The $3,393,057 of direct research and development expenses that we incurred from inception through March 31, 2006 has been directed principally toward our InvisaShield technology and safety products, and to a lesser extent, our security products. Management estimates that sixty (60%) percent was expended toward the development of our core presence-sensing technology, twenty (20%) percent was expended in the miniaturization of our circuitry, fifteen (15%) percent was expended in the design and development of safety products, and five (5%) percent was expended in the design and development of additional products for the security sector of our business.

In April 2005, the Company’s Board of Directors anticipated meeting the Company’s cash needs as a result of a planned funding arrangement being negotiated principally by our then CEO. We learned, however, that the financing would not be available on a timely basis or on acceptable terms and the negotiations were ended. We had cash in excess of $250,000 at the time which would have met our short term needs. However, in view of the unexpected termination of funding negotiations, the CEO recommended that the Company’s operations be closed and that the cash on hand be reserved for employee severance pay and an orderly liquidation of accounts payable. As reported in our Form 8-K filed on April 8, 2005 the then CEO, effective April 15, 2005, terminated the employment of all employees, including our chief operations officer and our chief technology officers, who we consider key employees, and disbursed substantially all of our cash for severance pay and certain liabilities.

We were however, immediately able to resume operations. Certain of our terminated employees, including our chief operations officer, continued to provide services on an interim basis, as consultants. Certain former officers also provided assistance. Cash for operating purposes was obtained from sales, and over the ensuing two months from (i) a convertible $50,000 line of credit (subsequently increased to $150,000) provided by a stockholder and (ii) a stock purchase commitment from a current stockholder to acquire 666,666 shares of common stock. These arrangements enabled us to rehire the desired employees. The CEO and CFO, who were our highest paid employees, were not rehired. The arrangements allowed us to operate in an orderly manner and provided sufficient time for us to negotiate our next round of funding for $1,000,000 before transaction expenses of $122,000 in October 2005.

We anticipate that cash required for product development and operations, especially in the marketing, production and sale of our products, will increase significantly in the future.

To finance planned operations through at least the next 12 months we will continue to depend upon our existing cash and cash equivalents, together with anticipated net proceeds from private placements of equity or debt, potential license fees and product sales. We believe that the cash required for product development and operations, especially for the marketing, production and sale of our products, will increase in the future. Our plan is to access this additional cash required from a variety of potential sources, including: public equity financing, private equity financing, license fees, grants, and public or private debt.

Additional capital may not be available when required or it may not be available on favorable terms. Without adequate funds, we may need to significantly reduce or refocus our operations or obtain funds through arrangements that may require us to relinquish rights to certain or potential markets, either of which could have a material adverse effect on our business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in ownership dilution to our existing stockholders.

Quarter Ended March 31, 2005 Compared to the Quarter Ended March 31, 2006

Net Sales and cost of sales- During the quarter ended March 31, 2005 and 2006, product sales totaled $63,678 and $42,293, respectively. The Company's sales to date have been limited and constrained by lack of capital. Cost of sales during the first quarter of 2005 includes inventory write-offs of approximately $18,000. Other operating revenue of $75,000 in 2005 relates to the recognition of development fees from Rytec Corporation. The payment was originally received during 2002 and was classified as deferred revenue for future product shipments. During 2005 the agreement was modified and the fee was recognized ratably during the year as compensation for development work performed by the Company pursuant to the modification.

Research and Development Expenses - During the first quarter of 2005 and 2006 research and development expenses totaled $66,153 and $41,702, respectively. The decrease results principally from a reduction in facility expense, insurance expense and work force, with corresponding decreases in salaries and wages and payroll taxes.

Selling, General and Administrative Expenses - During the first quarter of 2005 and 2006 selling, general and administrative expenses totaled $359,381 and $282,857, respectively. The decrease is principally from reductions in advertising, marketing and tradeshow activities, lower compensation and related payroll expenses, rent, insurance and office supplies.

Amortization and Impairment of Patent - During the year 2003 and included in the February 12, 1997 (date of inception) through March 31, 2006 information, the Company decreased the carrying amount of its patent costs of $12,217,808 by $5,517,808 to $6,700,000 to reflect the fair value as determined by the Company’s management. In 2003 the Company revised its strategy to focus more on selling licenses rather than manufacturing and selling devices. The patent impairment resulted principally from the Company’s forecast of reduced expected discounted future cash flows associated with the licensing business model. Realization of the patent’s carrying value will require 60% minimum annual revenue growth through 2012, which is consistent with the Company’s internal budgets and projections over the same period. This assumed level of revenue growth is based upon a relatively low level of actual revenues during 2004 on which percentage growth is predicated, management’s assessment of the available market for its product and the assumed availability of financing which will be necessary to fund the Company’s business plan. Amortization after the impairment charge is $788,235 per year.

Debt Extinguishment Gain - During the year 2004 and included in the February 12, 1997 (date of inception) through March 31, 2006 information, the Company negotiated the settlement of the SDR Metro, Inc. obligation from the contractual amount of $600,000 to a restructured amount of $250,000. The difference of $350,000 is reported as a gain on extinguishment of debt. The Company also settled an additional obligation of $100,000 for $90,000. The difference of $10,000 is reported as a gain on extinguishment of debt.

Interest Income (expense), Net - During first quarter of 2005 and 2006 interest income (expense) totaled $1,284 and ($20,983), respectively. The expense during 2006 relates primarily to financing costs and interest due to a stockholder for approximately $12,000 on a line of credit to the Company. The Company maintains excess cash in an interest bearing money market account which is reflected net of expense.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2005

Net Sales and Gross Profit - During the years ended December 31, 2004 and 2005, product sales totaled $197,484 and $239,285, respectively. The Company's sales to date have been limited and constrained by lack of capital. Other operating revenue of $300,000 relates to the recognition of development fees from Rytec Corporation. The payment was originally received during 2002 and was classified as deferred revenue for future product shipments. During 2005 the agreement was modified and the fee was recognized ratably during the year as compensation for development work performed by the Company pursuant to the modification.

Cost of Goods Sold - During the years ended December 31, 2004 and 2005, cost of goods sold totaled $259,653 and $122,761, respectively. Cost of goods sold in 2004 includes a write-off of inventory for $157,331 relating to product used in our research and development activities.

Research and Development Expenses - During the years ended December 31, 2004 and 2005, research and development expenses totaled $352,642 and $174,292, respectively. The decrease of $178,350 in 2005 was due principally to a reduction in facility expense, insurance expense and work force, resulting in decreases in salaries and wages and payroll taxes.

Selling, General and Administrative Expenses - During the years 2004 and 2005, selling, general and administrative expenses totaled $2,239,134 and $1,227,592, respectively. The decrease of $1,011,542 in 2005 principally resulted from reductions in advertising, marketing and tradeshow activities, lower compensation and related payroll expenses, rent, insurance and office supplies.

Amortization and Impairment of Patent - During the year 2003, the Company decreased the carrying amount of its patent costs of $12,217,808 by $5,517,808 to $6,700,000 to reflect the fair value as determined by the Company’s management. In 2003 the Company revised its strategy to focus more on selling licenses rather than manufacturing and selling devices. The patent impairment resulted principally from the Company’s forecast of reduced expected discounted future cash flows associated with the licensing business mode. Realization of the patent’s carrying value will require 60% minimum revenue growth through 2012, which is consistent with the Company’s internal budgets and projections over the same period. This assumed level of revenue growth is based upon a relatively low level of actual revenues during 2004 on which percentage growth is predicated, management’s assessment of the available market for its product and the assumed availability of financing which will be necessary to fund the Company’s business plan. Amortization after the impairment charge is $788,235 per year.

Debt Extinguishment Gain - During the year 2004, the Company negotiated the settlement of the SDR Metro, Inc. obligation from the contractual amount of $600,000 to a restructured amount of $250,000. The difference of $350,000 is reported as a gain. The Company also settled an additional obligation of $100,000 for $90,000. The difference of $10,000 is reported as a gain.

Interest Income, Net - During 2004 interest income totaled $15,360 and during 2005 interest income totaled $2,677. The Company maintains excess cash in an interest bearing money market account.

Net Loss applicable to Common Stockholders and Net Loss Per Share applicable to Common Stockholders - The Company’s net loss applicable to Common Stockholders and net loss per share applicable to Common Stockholders for these periods decreased from $4,363,460 and $0.22 in 2004 to $2,789,788 and $0.12 in 2005, respectively, as a result of the matters described above and a $296,640 decrease of preferred stock accretions in 2005 from those in 2004.

Note on Forward-Looking Statements

Except for statements of historical fact, certain information contained herein constitutes “forward-looking statements,” including without limitation statements containing the words “believes,” “anticipates,” “intends,” “expects” and words of similar import, as well as all projections of future results. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of Invisa, Inc. to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: risks involved in our implementing our business strategy; our ability to obtain financing on acceptable terms; competition; our ability to manage growth; risks of technological change; our dependence on key personnel; and our ability to protect our intellectual property rights; risks of new technology and new products; and government regulation.

Critical Accounting Estimates

Patents and Trademarks - The recorded cost of the patent is based on the fair value of consideration paid for it. The ultimate consideration was originally based on a valuation performed by a third party and approved by those Board Members with no affiliation with the seller. The patent costs are amortized over the remaining life of the patent at the date of its acquisition. The fair value of the patent is reviewed for recoverability whenever events or changes in circumstances indicate that its recorded value may not be recoverable. At December 31, 2003, the carrying amount of the patent was reduced by approximately $5,518,000 to reflect its fair value as determined by management. The patent impairment results principally from perceived shifts in market requiring us to rely more on our patents applied for and less on the original patent. No further impairment charges have been recorded.

Controls and Procedures

Our management carried out an evaluation, with the participation of our Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial officer, respectively) of the effectiveness of our disclosure controls and procedures as of December 31, 2005. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time period specified in the rules and forms of the Securities and Exchange Commission.

There has not been any change in our internal control over financial reporting (in connection with the evaluation required by Rule 13a-15(d) under the Exchange Act) that occurred during the three months ended December 31, 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

The nature of the business and the size of the Company have prevented the Company from being able to employ sufficient resources to enable it to have an adequate segregation of duties within its internal control system. This condition is considered a reportable condition and has been discussed with the audit committee. This lack of adequate segregation of duties notwithstanding, the Company currently engages in transactions of such a limited number that our Chief Executive Officer and Chief Financial Officer are capable of exercising significant managerial oversight in connection with such transactions. Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Pursuant to a merger, on February 26, 2002, we acquired Radio Metrix Inc., a Florida corporation. Radio Metrix Inc. was formed in 1992 by certain individuals who founded SmartGate, L.C. Radio Metrix Inc. became the exclusive worldwide licensee of the InvisaShield technology in 1992. It began research and development efforts following obtaining the exclusive worldwide license and in 1997, granted a sublicense limited to powered closure applications to SmartGate, L.C. The assets of Radio Metrix Inc. were acquired more than two years before its acquisition by Invisa, with the exception of a patent. The patent was purchased by Radio Metrix Inc. on January 8, 2002 pursuant to a Purchase Agreement dated October 9, 2000. The purchase price paid by Radio Metrix Inc. for the patent was $1,200,000 of which $50,000 was paid by Radio Metrix Inc. as a deposit against the purchase price. The Radio Metrix Inc. agreement to purchase the patent required a closing, with payment, by January 8, 2002, which was before the closing of the planned acquisition of Radio Metrix Inc. by Invisa. Accordingly, as part of its acquisition of Radio Metrix Inc., Invisa loaned approximately $550,000 to Radio Metrix Inc. to enable Radio Metrix Inc. to timely close its purchase of the patent by paying the remaining $550,000 due at closing. In acquiring Radio Metrix Inc., Invisa acquired ownership of the patent and the $550,000 loan to Radio Metrix Inc. became an intercompany debt. The purchase price paid by the Company for Radio Metrix Inc. is discussed later in this section. Reference is made to Note B to the financial statements for additional information regarding the Company’s $550,000 loan to Radio Metrix Inc.

Pursuant to this acquisition, Radio Metrix Inc. was merged into a subsidiary, which we incorporated specifically for this transaction. Because each of the Radio Metrix Inc. stockholders had pre-existing relationships with us, the transaction was approved by the Board Members having no affiliation, stock ownership or other relationship with Radio Metrix Inc. (the “Independent Committee of Directors’). The Independent Committee of Directors was represented by legal counsel. Additionally, it received advice as to the financial fairness of the transaction from a national firm experienced in financial valuation and consulting. The relationships of our officers, directors or substantial stockholders with Radio Metrix Inc. at the date of the acquisition were:
	Invisa, Inc.	Radio Metrix Inc.	% Ownership in Radio Metrix Inc.	% Ownership in Invisa, Inc.
Stephen A. Michael	Chairman of the Board and Stockholder	Director, President, and Principal Stockholder	42.5%	22.82%

Elizabeth Duffey Irrevocable Trust(1)	Principal Stockholder	Principal Stockholder	21.3%	10.33%

Spencer Duffey Irrevocable Trust(1)	Principal Stockholder	Principal Stockholder	21.3%	10.33%

Samuel S. Duffey(1)	Stockholder of Invisa, Inc. and founder, manager and former member of SmartGate, L.C.	Officer and Director		1.90%

Robert T. Roth	Stockholder and former manager and member of SmartGate, L.C.	Director and Stockholder	10.0%	5.22%

William W. Dolan(2)	Stockholder and former member of SmartGate, L.C.	Officer and Stockholder	4.9%	3.02%

(1) These are family trusts created by Samuel S. Duffey for his adult children who are the beneficiaries.

(2) Mr. Dolan was the Trustee of the family trusts created for Mr. Duffey s adult children.

At the closing of Invisa’s purchase of Radio Metrix Inc., the patent was subject to a previous pledge as collateral for a twenty-four (24) month Promissory Note in the principal amount of $600,000, which was made by Radio Metrix Inc. when it purchased the patent. The party that sold the patent to Radio Metrix Inc. was not affiliated with either the Radio Metrix Inc. stockholders or Invisa. As a further result of the acquisition of Radio Metrix Inc., the Company eliminated its obligation to pay ongoing royalty fees in connection with its sale of powered closure safety products based upon the InvisaShield technology while expanding its access to all presence-sensing market categories outside of safety, including access to the security market and other markets (Technology Purchase from Radio Metrix Inc.).

The aggregate consideration paid for the purchase of Radio Metrix Inc. through December 2003 was: (i) 3,685,000 shares of restricted common stock; (ii) $1,300,000 (plus accrued and unpaid interest) payable by two promissory notes consisting of: (a) a $500,000 promissory note, payable at 10% interest per annum until August 25, 2003, at which time the interest rate becomes 15%. This promissory note is due in one installment on February 25, 2006; and (b) an $800,000 promissory note payable at 15% interest due monthly, and all principal due in one installment on February 25, 2004. Both promissory notes may be prepaid without penalty. Neither promissory note is collateralized; and (iii) a 7% royalty on all revenue earned from the sale of products based upon the Radio Metrix Inc. technology other than safety products which constituted the Company’s core business prior to the Merger. The royalty may be terminated by the Company for a one-time payment based upon appraisal. Additionally, Note B to the financial statements details obligations of Radio Metrix Inc., including approximately $175,000 in accrued compensation payable to stockholders of Radio Metrix Inc. that remained in place and was assumed by the Company at the acquisition of Radio Metrix Inc. As a result of an Amendment to the Radio Metrix Inc. Merger Agreement, no earn-out or other consideration will be paid by the Company except as described above.

In November 2003, the Company and two principal stockholders entered into new agreements to forgive and restructure certain notes receivable and notes payable, including those in connection with the Radio Metrix Inc. transaction.

Pursuant to an agreement made in 1992 between Radio Metrix Inc. and an individual who introduced Radio Metrix Inc. to the inventors of the InvisaShield technology, Radio Metrix Inc. was obligated to pay up to $200,000 contingent upon sales. Under the Agreement, the obligation terminates when Radio Metrix Inc. has paid an aggregate of $200,000. The obligation arose out of an introduction to the inventors of the Radio Metrix Inc. Technology and the anticipation of future assistance to be provided by the finder in connection with the commercialization of the technology. In 1999, as a result of the unavailability of the finder, and the lack of any ongoing support from the finder, Radio Metrix Inc. asserted breach of the Agreement and provided notice of termination. The termination has not been contested.

On February 9, 2000, we purchased SmartGate, L.C. principally from the same group of related parties that previously owned Radio Metrix Inc. As a result, on February 9, 2000, we issued 7,743,558 shares of Invisa common stock to the SmartGate, L.C. members which represented approximately 74% of our outstanding capital stock at that date. As a result of this transaction, we agreed to subsequently make loans to certain of the SmartGate, L.C. members should same be required to fund IRS recapture tax obligations imposed as a result of this transaction. As a result of this obligation, in October 2001, we loaned approximately $74,384 to Mr. Michael, and approximately $71,810 to Mr. Duffey, pursuant to unsecured five-year Promissory Notes.

The following officers or directors and principal stockholders entered into loan transactions associated with the purchase of common stock with SmartGate, L.C. before it was acquired by us and became a wholly owned subsidiary. As a result of these pre-acquisition transactions, we have the following notes receivable: Stephen A. Michael - $375,000, Samuel S. Duffey - $375,000 and Edmund C. King - $210,000. The notes with Messrs. Michael and Duffey were waived as part of the restructuring and severance agreements.

One of the Company’s principal stockholders is H.R. Williams (“Mr. Williams”) and his family limited partnership, the H.R. Williams Family Limited Partnership (“HRW Partnership”). The Company’s transactions with Mr. Williams or the HRW Partnership are summarized below:

1. In March 1999, Mr. Williams subscribed for 446,804 shares of the Company’s wholly owned subsidiary, SmartGate, L.C. As part of the subscription, Mr. Williams: (a) paid $59,523 in cash; (b) agreed to loan the Company $25,000 pursuant to a Promissory Note with interest at prime (“the $25,000 Note”); (c) agreed to sublease SmartGate, L.C. space to conduct its operations in a building leased by the HRW Partnership; and (d) agreed to guarantee a line of credit for SmartGate, L.C. at the Regions Bank in Bradenton, Florida in the amount of $150,000 (“Credit Facility”). As part of the Subscription Agreement, SmartGate, L.C. granted the HRW Partnership (see Security Ownership of Certain Beneficial Owners and Management) an option to purchase 446,804 shares at a purchase price of $1.07 per share. The Option will remain exercisable until the last to occur of: (i) 245 days following either the Company’s payoff of a Credit Facility guaranteed by H.R. Williams; (ii) the date Mr. Williams guarantee of the Credit Facility is released; or (iii) one year following the date when certain shares owned by Mr. Williams or HRW Partnership are free of transfer restrictions.

2. In May 2001, the Company issued 164,799 shares of its common stock to the HRW Partnership as its landlord. Pursuant to the Sublease Agreement entered into between SmartGate, L.C. and the HRW Partnership as landlord in March 1999, SmartGate, L.C. was granted the right to pay its rent to the HRW Partnership as landlord, either in cash or in stock, and if paid in stock, it would be paid at the rate of one share for each $0.50 of rent owed. For the period from the inception of the Lease in March 1999 through August 2000, the Company elected to pay the approximate 19 months of rent with stock resulting in this issuance of 164,799 shares to the HRW Partnership as landlord. This Agreement has terminated.

3. In March 2002, the Company repaid the $25,000 Note in full.

4. At December 31, 2003, the Company had a $150,000 bank line of credit (which was substantially all drawn upon) guaranteed by a stockholder, Mr. H.R. Williams. The line of credit requires the payment of interest monthly at prime plus 1% which was 5.75% at December 31, 2003. The line of credit was extended until August 2004, at which time the amount of $148,611 owing under the line of credit was paid.

In 2002, we issued a stock option entitling G.M. Capital Partners, Ltd., a consultant in international investor relations, to purchase 500,000 shares of the Company’s common stock at $3.50 per share, with certain registration rights attached, was issued in prepayment of the consulting fee for the year. The agreed value of the stock option and the consulting services was established at $120,000. The stock option is considered fully vested and will be exercisable until December 31, 2005. Provided that the shares which may be purchased upon the exercise of the stock option have not been covered by a previous Registration Statement, the holder may, commencing on January 1, 2004 demand that the Company file and exercise reasonable efforts to effect a Registration Statement covering 250,000 shares. Additionally, provided that all 500,000 shares which may be purchased under the stock option have not been covered by a previous Registration Statement, commencing on July 1, 2005 the holder may demand that the Company file and exercise reasonable efforts to effect a Registration Statement covering the remaining 250,000 shares which may be purchased upon the exercise of the stock option. Both Registration Statements shall be at the cost of the Company. In April 2003, the Company issued 500,000 shares of its authorized but unissued common stock to GM Capital Partners, Ltd. in recognition of its support in the Company’s past and current access to capital and matters related thereto.

In connection with the August, 2004 financing, we negotiated the cancellation of $776,132 in accrued compensation to certain directors, officers and former employees in exchange for 300,000 shares of common stock to be issued between June 1, 2005 and January 20, 2006.

Organization Within Last Five Years

Stephen A. Michael, Samuel S. Duffey and Robert T. Roth (recently deceased) may be considered founders or promoters of SmartGate, L.C. The consideration paid to these individuals is discussed herein. Bob Knight and G.M. Capital Partners, Ltd. may be considered founders or promoters of the Invisa, Inc. Discussion of the consideration received by them is discussed herein.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information

Our common stock has traded in the over-the-counter market through Pink Sheet, LLC under the symbol INSA (previously SGTI) from July 26, 2000 until July 7, 2003. From July 7, 2003 to date, our common stock has traded on the NASD OTC BB which is the principal market for our common stock. The following table sets forth the range of high and low bids to purchase our common stock through August 9, 2006. Such prices represent quotations between dealers, without dealer markup, markdown, or commissions, and may not represent actual transactions.

QUARTER	HIGH BID	LOW BID
First Quarter 2001	$5.125	$1.01
Second Quarter 2001	4.50	1.125
Third Quarter 2001	6.75	3.75
Fourth Quarter 2001	7.25	4.00

First Quarter 2002	7.00	3.00
Second Quarter 2002	5.80	3.75
Third Quarter 2002	5.55	2.50
Fourth Quarter 2002	4.05	1.95

First Quarter 2003	4.05	3.05
Second Quarter 2003	4.00	1.70
Third Quarter 2003	2.80	1.00
Fourth Quarter 2003	4.05	1.55

First Quarter 2004	4.05	2.90
Second Quarter 2004	2.90	1.60
Third Quarter 2004	2.25	0.43
Fourth Quarter 2004	0.71	0.22

First Quarter 2005	0.57	0.21
Second Quarter 2005	0.24	0.03
Third Quarter 2005	0.35	0.14
Fourth Quarter 2005	0.26	0.09

First Quarter 2006	0.23	0.16
Second Quarter 2006	0.30	0.13
August 9, 2006	0.13	0.12

On July 3, 2006, the closing bid and closing ask prices for shares of our common stock in the over-the-counter market, as reported by NASD OTC BB were $0.19 and $0.15 per share, respectively.

We believe that there are presently 21 market makers for our common stock. When stock is traded in the public market, characteristics of depth, liquidity and orderliness of the market may depend upon the existence of market makers as well as the presence of willing buyers and sellers. We do not know if these or other market makers will continue to make a market in our common stock. Further, the trading volume in our common stock has historically been both sporadic and light.

As of November 30, 2005, we had an aggregate of 386 stockholders of record as reported by our transfer agent, Liberty Transfer Co. Certain shares are held in the “street” names of securities broker dealers and we do not know the number of stockholders which may be represented by such securities broker dealer accounts.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation paid to our executive officers, directors and significant employees for the years stated.

Summary Compensation Table

Annual Compensation	Long Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

Herbert M. Lustig(1)	2005	67,961	—	—	—	—	—	169,364
	2004	195,000	—	—	—	—	—	—
	2003	32,500	—	—	—	—	—	—

Stephen A. Michael,(2)	2005	—	—	—	—	1,130,000	—	—
Chairman of the Board	2004	12,500	—	—	—	—	—	—
	2003	120,000	—	43,050	8,400	—	—	—
	2002	120,000	30,000	8,400	—	300,000	30,000	—

William W. Dolan(3)	2004	14,077	—	—	—	—	—	—
	2003	120,000	—	4,800	—	200,000	—	—
	2002	120,000	10,000	4,800	—	39,334	—	3,200

Edmund C. King, Director,(4)	2005	—	—	—	—	1,350,000	—	7,500
CFO/Treasurer	2004	120,000	—	—	—	—	—	—
	2003	120,000	—	—	—	—	—	—
	2002	120,000	—	22,500	—	—	—	—

(1) Mr. Lustig commenced employment in November 2003. Salary paid to him totaled $32,500 in 2003 and $195,000 in 2004. His employment was terminated in April 2005 and he received $237,325 cash compensation in 2005, $169,364 of which represented severance paid to Mr. Lustig in accordance with his employment agreement. An additional $30,636 has been accrued by the Company as an additional severance amount.

(2) Mr. Michael earned a base salary of $12,500 for the month of January 2004 and earned a base salary of $120,000 during the year 2003, none of which was paid in cash; other annual compensation comprised of a car allowance was paid in cash. During 2002, Mr. Michael was paid the following compensation: (i) $80,000 of Mr. Michael’s $120,000 base salary was paid in cash and $40,000 was not paid and accrued; (ii) $16,000 of the bonus was paid in cash and $27,050 was not paid and accrued; (iii) other annual compensation consisted of a car allowance of which $5,600 was paid in cash and $2,800 was not paid and accrues; and (iv) all other compensation consisted of a cash payment of $25,000 in previously unpaid bonuses that had accrued during prior years, and a cash payment of $30,000 in previously unpaid back salary that had accrued during prior years. In late 2004, it was agreed that $243,608 of accrued compensation will be paid with 94,162 shares of unregistered Common Stock to be issued and delivered in 2005 or 2006 at the election of the Company. In 2005 Mr. Michael has not received a salary; he received options to acquire 1,130,000 share of the company’s common stock at market on date of grant.

(3) Mr. Dolan ceased being employed by the Company in December 2003 and earned a base salary of $120,000 during 2003, of which $30,000 was paid and the remainder accrued; other annual compensation comprised of a car allowance was paid in cash. During 2002, Mr. Dolan was paid the following compensation: (i) $80,000 of Mr. Dolan’s $120,000 base salary was paid in cash and $40,000 was not paid and accrues; (ii) the bonus of $10,000 was not paid and accrues; (iii) other annual compensation consisted of a car allowance of which $3,200 was paid in cash and $1,600 was unpaid and accrues; and (iv) all other annual compensation consisted of a cash payment of $3,200 in unpaid car allowance which had accrued from the prior year. In late 2004, it was agreed that $135,500 of accrued compensation will be paid with 52,375 shares of unregistered Common Stock to be issued and delivered in 2005 or 2006 at the election of the Company.

(4) Mr. King earned a base salary of $120,000 during 2003 and 2004, of which $30,000 was paid each year, respectively, in cash in the form of a consulting fee through Teasdale Corporation, which is controlled by Mr. King; and the remainder accrues. During 2002, Mr. King was paid the following compensation: (i) commencing in October 2002, Mr. King went on full-time salary at the annual base rate of $120,000, of which only $7,500 was paid in cash during the period of its commencement in October 2002 through December 2002, and $22,500 of the salary due during that three-month period was not paid and accrues. From January 2002 through December 2004, Mr. King’s compensation was not paid in salary, but was paid in the form of a monthly consulting fee at $2,500 per month as further described in (ii) next: (ii) this represents the compensation that Mr. King was paid in cash in the form of a monthly consulting fee at $2,500 per month as described in (i) above for the months of January 2002 through December 2004. An additional $30,000 was paid to Mr. King in 2004. This compensation was paid to Mr. King through Teasdale Corporation, which is controlled by Mr. King and which provided consulting services to the Company. In late 2004, it was agreed that $182,500 of accrued compensation will be paid with 70,542 shares of unregistered Common Stock to be issued and delivered in 2005 or 2006 at the election of the Company. In 2005 Mr. King has not received a salary; however, he received options to acquire 1,350,000 shares of the Company’s Common Stock at market on date of grant. In 2005 Mr. King was paid in cash in the form of a monthly consulting fee at $2,500 per month for the months of January 2005 through March 2005, for a total of $7,500.

Dividend Policy

The payment by us of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans as of the End of 2005

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan category	(a)		(b)	(c)
Equity compensation plans	6,971,834	(1)	$0.85	1,028,166
approved by security holders
Equity compensation plans	6,102,712	(2)	$0.74	-0-
not approved by security holders
Total	13,074,546		$0.80	1,028,166

(1) This total includes shares to be issued upon exercise of outstanding options under four equity compensation plans that have been approved by the Company’s stockholders (i.e. - the 2000 Plan and the 2002 Plan, the 2003 Plan and the 2003-A Plan). On May 11, 2004, the Company’s stockholders approved an increase in the shares that are issuable under the 2003-A Plan to 3,500,000 shares and the granting of options to acquire 1,610,000 additional shares of common stock at $2.00 per share. Additional stock options activity is described below in the summaries of stock compensation plans.

(2) This total includes shares to be issued under individual compensation arrangements not submitted for approval by the Company’s stockholders. These arrangements have been approved by the Company’s Board of Directors, and are described below under “Individual Compensation Arrangements.”

Stock Compensation Plan - 2000

Pursuant to the Company’s 2000 Plan, the below named directors, officers, and significant employees were among the persons (or entities) who received stock options for providing services to the Company. Pursuant to the 2000 Plan and the Option Agreements, the exercise price is the average market price of our stock during the ten-day period prior to the Option grant. All of the below-described options with the exception of the options issued to Duffey & Dolan, P.A. and John E. Scates are exercisable for a period of seven years from the date of grant; provided however, the shares which may be purchased are subject to vesting as follows: one-third of the shares vests on the grant date; another one-third of the shares vest one year from the grant date; and the final one-third of the shares vests two years from the grant date, provided the consultant or employee remains an officer, director, consultant or employee of the Company on the vesting dates. The options granted to Duffey & Dolan, P.A. and John E. Scates vests as follows: one-third of the shares vest on the first anniversary of the grant date; another one-third of the shares vests on the second anniversary of the grant date; and the final one-third of the shares vests on the third anniversary of the grant date, provided the holder remains an officer, director, consultant or employee of the Company on the vesting dates.

On July 26, 2000, options were granted at an exercise price of $3.00 per share as follows:

Stephen A. Michael	300,000 Shares
Duffey & Dolan, P.A.	300,000 Shares
Edmund C. King	200,000 Shares, all of which were returned to the Company in 2004
Robert Knight	150,000 Shares, all of which were returned to the Company in 2004

On December 20, 2000, an Option under the 2000 Plan to purchase 20,000 shares was granted to William W. Dolan at an exercise price of $4.96 per share.

On May 17, 2001, an Option under the 2000 Plan to purchase 10,000 shares was granted to John E. Scates at an exercise price of $4.27 per share, all of which were returned to the Company in 2004.

On August 6, 2001, an Option under the 2000 Plan to purchase 100,000 shares was granted to Carl Parks at an exercise price of $5.32 per share, all of which were returned to the Company in 2004.

In June 2005 options under the 2000 Plan were granted to Directors and an employee to purchase 550,000 shares of Common Stock at an exercise price of $0.085 per share (the then market price) as follows:

Name	Options
Edmund C. King	50,000
Gregory J. Newell	250,000
John E. Skates	250,000
550,000

The total number of shares that may be purchased pursuant to options granted under the 2000 Plan, including those set forth above, is 1,190,000 shares (this does not include10,000 additional shares which may be issued to a consultant if certain performance conditions are met), of which all are vested.

Stock Compensation Plan - 2002

On January 22, 2002, pursuant to the Company’s 2002 Plan, the below named directors, officers and significant employees were among the persons who received stock options for providing services to the Company. Pursuant to the 2002 Plan and the Option Agreements, the exercise price was the fair market value of the Company’s common stock on the date of grant. The 2002 Plan provided for both qualified and non-qualified options. All of the options that were issued on January 22, 2002 are exercisable for a period of five years from the date of grant; provided however, the shares which may be purchased are subject to vesting as follows: one-third of the shares vest on the first anniversary of the grant date; another one-third of the shares vests on the second anniversary of the grant date; and the final one-third of the shares vests on the third anniversary of the grant date.

The options granted on January 22, 2002 were at exercise prices of $3.85 and $3.50 per share as follows:

Stephen A. Michael	300,000 shares	$3.85
Samuel S. Duffey	300,000 shares	$3.85
Edmund C. King	125,000 shares, all of which were returned to the Company in 2004	$3.50
Robert Knight	75,000 shares, all of which were returned to the Company in 2004	$3.50
William W. Dolan	100,000 shares, of which 60,666 were cancelled in 2003	$3.85

On June 13, 2002, an Option under the 2002 Plan to purchase 100,000 shares was granted to Gregory J. Newell at an exercise price of $5.10 per share. This Option has a term of seven years, and beginning September 30, 2002, vests quarterly over a period of 20 quarters with 5,000 shares vesting at the end of each quarter, and, in the event Mr. Newell terminates his service to the Company after June 13, 2005 for the primary purpose of returning to full-time government service, the balance of the option will continue to vest as provided in the Option Agreement. The 100,000 options were returned to the Company in 2004.

On June 27, 2002, Mr. Scates was granted an option under the 2002 Plan to purchase 20,000 shares at $5.15 per share. This Option has a term of seven years, and beginning September 30, 2002, vests quarterly over a period of eight quarters with 2,500 shares vesting at the end of each quarter. All of these options were returned to the Company in 2004.

In June 2005 options under the 2002 Plan were granted to employees to purchase 790,834 shares of Common Stock at an exercise price of $0.085 as follows:

Name	Options

Stephen A. Michael	250,000
Edmund C. King	540,834
790,834

In August 2005 options under the 2002 Plan were granted to a consultant to purchase 4,166 shares of Common Stock at an exercise price of $0.085

Stock Compensation Plan - 2003

The Company’s Board of Directors adopted a 2003 Incentive Plan (“2003 Plan”) on January 2, 2003 and which was approved by the Company’s shareholders on January 3, 2003. Under the 2003 Plan, the Company has reserved 1,500,000 shares of its common stock for awarding to eligible current and prospective employees, consultants and directors. The 2003 Plan provides for both qualified and non-qualified options. It is anticipated that options which may be granted under the 2003 Plan will be subject to vesting schedules. The exercise price of options granted under the 2003 Plan will be the fair market value of the Company’s common stock on the date of grant. The 2003 Plan shall continue until the earlier of: (i) its termination by the Company’s Board of Directors; or (ii) the date on which all shares of common stock available for issuance under the 2003 Plan have been issued and all restrictions on such shares under the terms of the 2003 Plan and the option agreements have lapsed; or (iii) ten years from the 2003 Plan s adoption date.

On May 13, 2003, Mr. Movizzo was granted an option under the 2003 Plan to purchase 80,000 shares of the Company’s common stock at $3.00 per share. The option has a term of seven years, and beginning June 30, 2003, vests in equal quarterly installments of 5,000 shares each over 16 quarters. On November 6, 2003, Mr. Lustig was granted an option under the Plan to purchase 1,400,000 shares of the Company’s common stock at $3.41 per share, which vests 233,340 shares on June 30, 2004 and 116,666 shares on September 30, 2004 and on each quarter thereafter. This option has a term of ten years and is not forfeitable during this term. The terms of Mr. Lustig’s options were negotiated as part of his employment contract. During 2004 all of the options were returned to the Company, except for 10,000 options belonging to Mr. Movizzo.

In June 2005 options under the 2003 Plan were granted to employees to purchase 596,660 shares of Common Stock at an exercise price of $ 0.085 per share (the then market price) as follows:

Name	Options
Edmund C. King	59,166
Others	537,500
596,666

In August 2005 options under the 2003 Plan were granted to a consultant to purchase 275,834 shares of Common Stock at an exercise price of $0.085 per share (the then market price).

Stock Compensation Plan - 2003 - A

In May 2004, the Company’s shareholders approved the adoption of its 2003-A Employee, Director, Consultant and Advisor Stock Compensation Plan. The Company has reserved 3,500,000 shares of its Common Stock to issue to eligible employees of the Company. The Plan also retained all provisions of the 2002 Plan. A total of 2,610,000 options were granted under the Plan at prices ranging from $2.00 to $3.35 per share. The options have a term of ten years and vested fully at January 1, 2004. On May 1, 2004 employees were granted options under the Plan to purchase 1,610,000 shares of the Company’s Common Stock at $2.00 per share. The options have a term of ten years and vest fully at May 1, 2014. A total of 2,270,000 options as indicated below were returned to the Company in November and December 2004.

Grant Date
	Oct. 15, 2003	May 1, 2004	Returned in 2004
Edmund C. King, Director	200,000	175,000	375,000
Robert Knight, Director	100,000	100,000	200,000
Herbert M. Lustig, Director	—	700,000	700,000
Joseph F. Movizzo, Director	75,000	100,000	75,000
Gregory J. Newell, Director	75,000	100,000	175,000
John E. Scates, Director	75,000	100,000	175,000
Others	475,000	335,000	570,000
Total	1,000,000	1,610,000	2,270,000

In June and August 2005 options under the 2003 A Plan were granted to employees to purchase 3,160,000 shares of Common Stock at an exercise price of $0.085 and $0.16 per share (the market price at the then respective dates) as follows:

	Options
Name	June 15, 2005	August 25, 2005
Stephen A. Michael	400,000	480,000
Edmund C. King	400,000	300,000
Others	930,000	650,000
	1,730,000	1,430,000

Compensation of Directors

The Company is currently establishing a formal plan for compensating its Board of Directors. Currently, directors are reimbursed for actual expenses incurred in connection with performing duties as directors and do not receive compensation for attendance at meetings. From time to time, directors are granted options under the Company’s various stock option plans, as reflected above in Item 10.

Employment Contracts and Termination of Employment and Change in Control Arrangements

HERBERT M. LUSTIG - Mr. Lustig’s Employment Agreement provided for an annual base salary of $195,000 and, within 90 days of executing the Agreement a $15,000 lump sum moving allowance. The Agreement also provided for four (4) weeks of paid vacation and entitlement to participate in any group plans or programs maintained by the Company, such as health insurance, etc. The term of the contract was 38 months, ending January 5, 2007. In the event of early termination of the Agreement by the Company or at Mr. Lustig’s option in the event of a Change in Control, Mr. Lustig would receive a severance consisting of base salary, bonuses and benefits that otherwise would have been due him during the 12 month period following the date of such termination, paid in a lump sum. As part of the Employment Agreement, Mr. Lustig has entered into a Covenant Not to Compete and Confidentiality Agreement that are attached to the Employment Agreement. Mr. Lustig’s employment was terminated in April 2005 and settlement amounts are currently under review by the Company.

FINANCIAL STATEMENTS

See Financial Statements beginning on Page F-1.

LEGAL MATTERS

Ellenoff, Grossman & Schole LLP, New York, is passing on the validity of our common stock.

EXPERTS

The financial statements for the years ended December 31, 2004 and December 31, 2005 included in the Prospectus have been included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note C of the 2004 and 2005 financial statements) of Aidman Piser & Company, P.A., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Stephen Michael, at our address as set forth above. Additionally, please note that we file our SEC reports electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http://www.invisa.com. Our Website and the information contained therein or connected thereto are not incorporated into this prospectus.

We have filed with the Commission a registration statement (which contains this prospectus) on Form SB-2 under the Securities Act relating to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Invisa, Inc. 20,016,666 shares of common stock PROSPECTUS August 9, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Nevada General Corporation Law, our Bylaws provide for indemnification of our officers, directors and others who become a party to an action provided they acted in good faith and reasoned the conduct or action was in the best interest of the Company. Further, the Company maintains officer and director liability insurance. We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$544.48
Printing and Engraving Expenses	$2,500
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Blue Sky Qualification Fees and Expenses	$2,500
Miscellaneous	$4,455.52
TOTAL	$40,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, the Company sold the following unregistered securities:

From approximately May 2001 through April 2002, the Company sold 1,379,625 shares of its common stock. Sales were limited to non-US investors and there were no underwriters involved in the sale. The shares were sold to 31 purchasers who are suitable and sophisticated non-U.S. residents. The shares were sold for cash at $3.50 per share at an aggregate offering price of $4,828,687.50. Aggregate finder’s fees were paid of approximately $482,868 (with aggregate offering expenses of approximately $85,000). The Company conducted the offering pursuant to an exemption from registration for limited offerings provided by Rule 506 of Regulation D under the Act.

In December 2001, the Company issued an aggregate of 95,000 shares of its common stock in stock bonuses to four officers in recognition of performance in year 2001. The shares had a value of $3.50 per share on the date of grant. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In January 2002, Hawk Associates, Inc., the Company’s domestic investor relations’ representative was granted an option to purchase up to 50,000 shares of the Company’s common stock at a purchase price of $7.25 per share. The Option is exercisable for a period of seven years, and is subject to a vesting schedule over the initial 24-month period where 6,250 shares are released and become eligible for purchase at the end of each quarterly period during the 24-month vesting term, provided the Engagement Agreement between the Company and Hawk Associates, Inc. has remained in effect at the end of the quarterly period then in effect. There were no underwriters involved in the issuance. This Option was issued pursuant to Rule 701 of the Act.

In July 2003, the Company agreed to issue to Hawk Associates, Inc., the Company’s domestic investor relations representative, 37,000 shares of common stock in payment of $67,000 cash fees and expenses which had accrued under the Company’s agreement with Hawk Associates, Inc. pursuant to which Hawk Associates, Inc. provides domestic investor relations services. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In January 2002, the Company, pursuant to its 2002 Plan, which provides for both qualified and non-qualified options, issued options to purchase a total of 1,010,000 shares to a total of 17 persons consisting of officers, directors, consultants or employees. The exercise price for 700,000 of the shares is $3.85 per share, and for the remaining 310,000 shares is $3.50 per share (of these options to purchase, 30,000 shares were cancelled). There were no underwriters involved in the issuance. The Company issued the options under the 2002 Plan pursuant to Rule 701 of the Act.

In February 2002, the Company issued 435,000 shares of its common stock as part of the closing of an Agreement of Merger and Plan of Reorganization by and among the Company, SmartGate/RadioMetrix Acquisition Corp. and Radio Metrix Inc. (“Merger”). Pursuant to the Merger, additional shares were required to be issued upon the satisfaction of certain performance criteria (the “Earn-Out Shares”). All potential Earn-Out Shares were issued in April 2003, resulting in an additional 3,250,000 shares being issued under the Merger. There were no underwriters involved in the issuance. As the issuance of the shares to the five RadioMetrix stockholders, pursuant to the Merger represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act (see “Certain Relations and Related Transactions”).

In May 2002, in consideration for G.M. Capital Partner Ltd.’s (“GM”) consultant services as international relations consultant in Regulation “S” transactions, the Company issued a stock option to GM for the purchase of 500,000 shares at an exercise price of $5.50 per share. The stock option was issued in prepayment of the consulting fee for the year. The agreed value of the stock option and the consulting services was established at $120,000. The stock option was amended and restated in November 2002 to change the exercise price to $3.50 and to extend the term. In August 2003, the stock option was amended and restated to change the exercise price to $2.00. The stock option is fully vested and exercisable until December 31, 2005. There were no underwriters involved in the issuance. This Option was issued pursuant to Rule 701 of the Act, and as it represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the option was also issued, pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In June 2002, the Company, pursuant to its 2002 Plan, issued an option to purchase 100,000 shares to Gregory Newell, a director of the Company. The exercise price is $5.10 per share. There were no underwriters involved in the issuance. This option was issued pursuant to Rule 701 of the Act.

In June 2002, the Company, pursuant to its 2002 Plan, issued an option to purchase 20,000 shares to John E. Scates, a director of the Company. The exercise price is $5.15 per share. There were no underwriters involved in the issuance. This option was issued pursuant to Rule 701 of the Act.

In July 2002, the Company sold 83,750 Units at $4.00 per Unit, each Unit consists of one of the Company’s common stock and one warrant to purchase one additional share. The exercise price of each warrant is $5.00 per share until August 15, 2003 (the “Initial warrant Year”). From August 16, 2003 to August 15, 2004 (the Second warrant Year”), the exercise price is the greater of: (i) the average closing trading price for the Company’s common stock during the Initial warrant Year, or (ii) $8.00 per share. The warrants are redeemable at the option of the Company at $0.10 per share upon 30 days notice to the holder. In order for the Company to exercise its right to redeem: during the Initial warrant Year the Company’s common stock must have traded for 20 consecutive trading days at a closing trading price above $10.00 per share, or during the Second warrant Year the Company’s common stock must have traded for 20 consecutive trading days at a closing trading price above $16.00 per share. Any warrants not timely exercised or redeemed automatically expire on August 15, 2004.

Shares acquired upon the exercise of the warrant will not be registered with the SEC, unless otherwise determined by the Company in its sole discretion, and accordingly, will bear a restrictive legend as to transfer in accordance with Rule 144 of the Act. In the event of a stock dividend or stock split resulting in the number of outstanding of shares of the Company being changed, the applicable exercise price and number of shares, as provided in the warrants, shall be proportionately adjusted. In the event of the merger, consolidation, or combination of the Company into another company or entity which survives that transaction, the shares which may be purchased under the warrants shall be converted into an equivalent number of shares of the surviving entity. In the event of the sale of all or substantially all of the assets of the Company, the shares which may be purchased upon the exercise of the warrants shall be treated in any distribution as if said shares are issued and outstanding, with the exception that the exercise price under the warrants shall be deducted from the amount to be distributed on a per-share basis. The holders of warrants shall not be entitled to vote or exercise other rights of stockholders unless and until the warrants are exercised and the underlying shares issued. In the event of redemption by the Company, each holder shall be provided 30 days prior written notice of the Company’s intent to redeem, during which notice period the holder of the warrant shall be entitled to exercise the warrant.

Sales were limited to non-US investors and there were no underwriters involved in the sale of the Units. The Units were sold to one purchaser who is a suitable and sophisticated non-U.S. resident. The Units were sold for cash at $4.00 per Unit (initially $5.00 per Unit and subsequently reduced to $4.00) at an aggregate offering price to date of $335,000 and aggregate finder’s fees of $33,500, with aggregate offering expenses of $10,050. In addition, finders were granted placement warrants to purchase an amount of shares equal to 10% of the Units placed (i.e. - 8,375 warrants). The per-share exercise price of shares which may be purchased under the placement warrant shall be $5.50. The placement warrant shall have a term of 60 months and shall not be exercisable during the initial 13 months following issuance. Following the 13-month non-exercisable period, holders, acting in unison, shall have the right on one occasion to demand that the Company file and exercise reasonable efforts to effect a Registration Statement covering the shares which may be purchased upon the exercise of the placement warrant. Such right to demand registration shall terminate once the Company files a Registration Statement for registration of the shares which may be purchased upon the exercise of the placement warrant. Additionally, following the 13-month non-exercisable period, the holders, acting in unison, shall have the right on one occasion to have the shares which may be purchased upon the exercise of the warrants included in any other Registration Statement filed by the Company provided that the inclusion of such shares does not adversely affect the registration purpose or statement and provided that the shares have not previously been registered by the Company.

The Company conducted this Unit Offering pursuant to an exemption from registration for limited offerings provided by Rule 506 of Regulation D under the Act.

From October 2002 through December 31, 2002, the Company sold 93,833 shares of its common stock, pursuant to an exemption from registration provided by Regulation S under the Act. Sales were limited to non-U.S. investors and there were no underwriters involved in the sale. The shares were sold to six purchasers who are suitable and sophisticated non-U.S. residents. The shares were sold for cash at $3.00 per share at an aggregate offering price of $281,499. Aggregate finder’s fees were paid of approximately $28,150 (with aggregate offering expenses of approximately $8,445).

On October 28, 2002, we borrowed $200,000 from a non-affiliated party. The loan bears interest at 15% per annum, payable in advance. We issued a four-year warrant, together with registration rights commencing after June 28, 2004 to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share. We pledged 500,000 shares of our common stock as collateral for the loan, which will be returned to the Company upon loan repayment or delivered to the lender as full loan repayment in the event of default. Pursuant to the terms of the loan, the date for repayment of all principal and interest was extended from February 28, 2003 to April 28, 2003, and in connection with said extension, we issued the lender, on February 28, 2003, a thirty-eight month option to purchase 50,000 shares of common stock at an exercise price of $1.00 per share, with registration rights. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares and option were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. We borrowed an additional $100,000 from the non-affiliated party in 2003. During 2003, the $200,000 loan was paid by the lender exercising the rights under the pledge in exchange for the 500,000 shares of common stock. The remaining $100,000 was settled in August 2004 for $90,000 cash.

In January 2003, pursuant to the exercise of an option granted in December 1999, the Company issued to one purchaser, 12,198 shares of the Company’s common stock for an aggregate exercise price of $13,000. There were no underwriters involved in the sale. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

From January 2003 to June 30, 2003, the Company sold 68,000 shares of its common stock, pursuant to an exemption from registration provided by Regulation S under the Act. Sales were limited to non-U.S. investors and there were no underwriters involved in the sale. The shares were sold to seven purchasers who are suitable and sophisticated non-U.S. residents. The shares were sold for cash at $3 per share at an aggregate offering price of $204,000. Aggregate finder’s fees were paid of approximately $20,400 (with aggregate offering expenses of approximately $6,120).

In April 2003, the Company issued 500,000 shares of its authorized but unissued common stock to GM in recognition of its support in the Company’s past and current access to capital and matters related thereto. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In April 2003, Invisa entered into an agreement with Mr. Alan Feldman, a non-affiliated party (“Agreement”). Pursuant to the Agreement, Mr. Feldman purchased 50,000 shares of the Company’s authorized but unissued common stock at $3.00 per share. There were no underwriters involved in the issuance. Mr. Feldman is a non-US person and the sale was made pursuant to an exemption from registration provided by Regulation S under the Act. Additionally, in August 2003, as part of the termination of the Agreement, the Company issued Mr. Feldman 50,000 shares of the Company’s authorized but unissued common stock. There were no underwriters involved in the issuance. This issuance was made pursuant to the exemption from registration provided by Regulation S under the Act.

In May and July 2003, the Company issued 28,569 shares of its authorized but unissued common stock to a consultant, pursuant to a Consulting Agreement. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e.-- the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In May 2003, we entered into an Equity Line of Credit (“ELC”) with BarBell Group Inc. (“BarBell”). As part of this ELC we borrowed $250,000 from BarBell. Further, as part of this ELC, we granted a warrant to BarBell to purchase 75,000 shares of our common stock with an exercise price of $2.76 per share (“warrant”). 25,000 shares are vested under this warrant and the balance of the shares will vest based upon performance under the ELC as follows: 25,000 shares will vest once the Company receives $500,000 under the ELC and 25,000 shares will vest once the Company has received an aggregate of $1,000,000 in financing under the ELC. Additionally, as part of the establishment of the ELC, the Company issued 4,000 shares of its common stock to Capstone Partners LC and 2,000 shares to Crescent Fund Inc. in payment of a Finders Fee for introducing the Company to BarBell. There were no underwriters involved in the issuances of the warrant and the Finders Fee shares. As the issuance of the warrant and the Finders Fee shares represented a transaction by an issuer (i.e. — the Company) not involving any public offering, these issuances were made pursuant to the private offering exemption set forth in Section 4(2) of the Act. On July 7, 2003 the Company’s Registration Statement #333-106439 (“Registration Statement”) relating to the foregoing ELC transaction and the shares described above became effective. The Company issued 135,022 shares of its common stock to BarBell under the Registration Statement in satisfaction of the $250,000 borrowing which was established in May 2003 as part of the ELC. The proceeds of the stock sale were used to fund current operations of the Company. Additionally, the Company issued 91,638 shares of its common stock pursuant to a $100,000 stock purchase advance by BarBell under the ELC in July 2003. A finder’s fee payment equal to 13% of the gross proceeds was paid to the aforedescribed finders. The proceeds of this stock sale were used to fund current operations of the Company. A Registration Statement filed in September 2003 covers the sales of shares by the selling stockholders including shares purchased or which may be purchased by BarBell under the ELC; shares which may be purchased by BarBell under the warrant; and the shares issued to the two finders. The Company will not receive any proceeds from the sale of shares by the selling stockholders. In November 2003, the Company issued an additional 104,167 shares of common stock at a price of $2.40 per share and received cash proceeds of $217,396 net of transaction costs. The registration statement was terminated in November 2003.

In May 2003, the Company granted, pursuant to its 2003 Plan, options to purchase 80,000 shares to Joseph Movizzo, a director of the Company. The exercise price is $3.00 per share. The option vests at the rate of 5,000 shares per quarter. The option is exercisable until May 2010. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the option was issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In June and July 2003, the Company agreed to sell 350,500 Units at $2.00 per Unit at an aggregate offering price of $701,000, each Unit consisting of one share of the Company’s common stock and: one warrant to purchase one share of common stock at an exercise price of $2.00 per share; one warrant to purchase one share of common stock at an exercise price of $3.00 per share; and one warrant to purchase one share of common stock at an exercise price of $4.00 per share. The warrants are exercisable until June 30, 2005. The finder’s fee paid in connection with the sale of these $2.00 Units is described in the next paragraph. The sales were made pursuant to an exemption from registration provided by Regulation S under the Act. Sales were limited to non-U.S. investors and there are no underwriters involved in the sale. The shares were sold to four purchasers who are suitable and sophisticated non-U.S. residents. The Company registered the shares purchased as part of the $2.00 Units and the shares, which are issuable under the warrants contained in the $2.00 Units in September 2003.

In addition to the $2.00 Units described in the paragraph above, the Company, in July 2003, agreed to issue the finder, GM, an additional 45,500 of the $2.00 Units as a finder’s fee. Of the Units described in the paragraph above, GM was purchaser of 50,500 Units. The issuance of the $2.00 Units was made pursuant to an exemption from registration provided by Regulation S under the Act and there are no underwriters involved in the issuance. The Company registered the shares issued as part of the $2.00 Units and the shares which are issuable under the warrants contained in the $2.00 Units in September 2003.

In July 2003, we engaged Source Capital Group, Inc., which is registered as a securities broker dealer, as Invisa’s non-exclusive financial advisor primarily to assist Invisa in raising additional capital. We issued 5,000 shares of common stock to Source Capital Group, Inc. as a retainer. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The Company registered the shares issued to Source Capital Group, Inc. in September 2003.

In July 2003, the Company agreed to issue to Hawk Associates, Inc., the Company’s domestic investor relations representative, 37,000 shares of common stock in payment of $75,000 cash fees, which had accrued under the Company’s agreement with Hawk Associates, Inc. No cash proceeds were received related to this transaction. This agreement was terminated in August 2003.

Also in July 2003, we entered into a consulting agreement with National Financial Consulting Corporation, also referred to as OTC Financial Network, a Massachusetts corporation, to assist us in public relations and stockholder communications. Under this consulting agreement, Invisa granted National Financial Consulting Corp. options to purchase 100,000 shares of Invisa common stock at exercise prices ranging from $3.00 per share to $4.50 per share. The Agreement has since been terminated.

Pursuant to an agreement between NFC and its subcontractor, Gary Geraci, NFC instructed the Company to issue 1/2 of the Options directly to Mr. Geraci. Accordingly, the Options are issued as follows:

NFC	Gary Geraci
12,500 options @ $3.00	12,500 options @ $3.00
12,500 options @ $3.50	12,500 options @ $3.50
12,500 options @ $4.00	12,500 options @ $4.00
12,500 options @ $4.50	12,500 options @ $4.50

There were no underwriters involved in the issuances. As the issuances represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the Options were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The Company registered the shares issuable under the warrants in September 2003, and accordingly, these shares are included in this Registration Statement.

In August 2003, the Company granted GM a warrant to purchase 100,000 shares of Invisa common stock at $3.00 per share. The option is fully vested and exercisable until August 2006. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The Company registered the shares issuable under the warrant in September 2003.

In September 2003, the Company issued 20,000 shares of common stock to Fusion Capital Fund II, LLC (“Fusion”) as compensation for expected future capital raising activities. The Company also entered into an agreement with Fusion under which Fusion would provide an Equity Line of Credit subject to the Company filing a Registration Statement. The agreement also required the Company to issue 200,000 shares of the Company’s common stock to Fusion, as a fee, subject to a holding period before Fusion can sell the shares. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

During October 2003 through December 2003, the Company issued 327,698 shares of its common stock pursuant to the exercise of warrants. There were no underwriters involved in the sales, which were to four purchasers who are suitable, sophisticated non-U.S. residents. The shares were sold for cash at prices ranging from $2.00 to $3.00 per share at an aggregate offering price of $699,000. Aggregate offering expenses were nominal.

During January 2004 through June 2004, the Company issued 602,000 shares of its common stock pursuant to the exercise of warrants and 103,750 shares pursuant to the exercise of options. There were no underwriters involved in the sales, which were to six purchasers who are suitable, sophisticated investors, five of which are non-U.S. residents. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The shares were sold for cash at prices ranging from $1.50 to $3.00 per share at an aggregate offering price of $1,970,932. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. Aggregate offering expenses were nominal.

During August of 2004, the Company entered into a financing transaction in which it: (i) issued 22,000 shares of Series A Convertible Preferred Stock in exchange for $1,937,000 (net of $263,000 transaction expenses) which is payable in the respective amounts of $1,158,200 at closing and $778,800 upon the filing of a Registration Statement for the underlying common stock into which the preferred stock may be converted and the shares underlying the warrants described below, (ii) issued warrants (which expire on August 16, 2007) to acquire up to 1,500,000 shares of the Company's common stock at $1.00 per share. In connection with the above referenced transaction the Company granted 100,000 shares of Common Stock and three year Warrants to acquire up to 75,000 shares of the Company's Common Stock at $1.00 per share to a broker. The preferred stock is non-voting, entitled to dividends only when, or if, declared by the Board of Directors and has preference over the common stock in the event of the Company’s liquidation. The preferred stock is convertible into common stock at the option of the holder. The conversion price is equal to eighty percent (80%) of the market price at the time of conversion, subject to a floor of $0.50 per share and a ceiling of $1.17 per share.

In connection with the financing, the Company negotiated the cancellation of $776,132 in accrued compensation to certain directors, officers and former employees in exchange for 300,000 shares of Common Stock to be issued between June 1, 2005 and January 20, 2006, and the cancellation of the seven percent (7%) royalty agreement in exchange for Warrants to acquire up to 400,000 shares of the Company's Common Stock at a price of $1.75 per share. The Warrants expire in five years. As the issuance represented a transaction by an issuer (i.e. - the Company) not involving any public offering, the Shares and Warrants were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

 In February 2005, the Company issued 96,774 shares of Common Stock in payment of services performed, $30,000, by a vendor. In June 2005, the company issued 1,000,000 shares of Common Stock at $0.075 per share ($75,000) in payment of services to be performed by a consultant in connection with financial and other strategic matters. In June 2005, the Company also issued 666,666 shares of its Common Stock for $0.075 cash per share and granted an option to purchase an additional 666,666 shares at the same price. The option expires on the first to occur of July 20, 2005 (subsequently extended) or five business days (subsequently extended) after an investment of $500,000 or more is committed to and accepted by the Company from an institutional investor.

ITEM 27 - EXHIBITS AND REPORTS ON FORM 8-K

(a)	Exhibits

INDEX TO EXHIBITS

ITEM NO.	DESCRIPTION

2.1[1]
Agreement of Merger and Plan of Reorganization dated 2/25/02 by and among SmartGate Inc., SmartGate/RadioMetrix Acquisition Corp. and Radio Metrix Inc., Letter of Clarification, and Amendment dated as of April 24, 2003

3(i)[1]	Articles of Incorporation, as amended

3(ii)[1]	Bylaws of the company

4.1[1]	Specimen of Invisa, Inc. common stock Certificate

5.1[7]	Opinion of Ellenoff Grossman & Schole LLP regarding legality of common stock being offered.

10.1[1]
Indemnity Agreement by and among the Company and Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust u/a/d July 29, 1998, Elizabeth Rosemary Duffey Irrevocable Trust u/a/d July 29, 1998, Robert T. Roth, William W. Dolan dated as of February 25,2002

10.2[1]
Form of Promissory Notes to Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Elizabeth Rosemary Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Robert T. Roth, and William W. Dolan - February 25, 2002

10.3[1]
Form of Promissory Notes to Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Elizabeth Rosemary Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Robert T. Roth, and William W. Dolan - February 25, 2002

10.4[1]	Consulting Agreement with Hawk Associates, Inc. dated January 16, 2002

10.5[1]	Contribution Agreement dated 2/9/00 between SmartGate Inc. and SmartGate, L.C.

10.6[1]	Promissory Note from Stephen A. Michael to the Company - October 15, 2001

10.7[1]	Promissory Note from Samuel S. Duffey to the Company - October 15, 2001

10.8[1]	Distribution Agreement with H.S. Jackson & Son (Fencing) Limited - August 23, 2001, and April 10, 2002 and March 31, 2003 Amendments thereto

10.9[1]	Employment Agreement with Stephen A. Michael

10.10[1]	Employment Agreement with Samuel S. Duffey

10.12[1]	Employment Agreement with Edmund C. King

10.13[1]	Employment Agreement with William W. Dolan

10.14[1]	Employment Agreement with Carl Parks

10.15[1]	Employment Agreement with Bob Fergusson

10.16[1]	Office Lease with DTS Commercial Interiors, Inc.

10.17[1]	Office Lease with 4396 Independence Court, Inc.

10.18[1]
Quarterly Revenue Based Payment Agreement by and among the Company and Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust u/a/ d July 29, 1998, Elizabeth Rosemary Duffey Irrevocable Trust u/a/d July 29, 1998, Robert T. Roth, William W. Dolan dated as of February 25, 2002; and Amendment dated as of April 24, 2003

10.19[1]	Net Profit Royalty Letter Agreement between Radio Metrix Inc. and Pete Lefferson dated September 23, 1993 as amended by Letter Agreement dated December 1, 1994 (“Lefferson Royalty Agreement”)

10.20[1]	Agreement between Radio Metrix Inc. and Carl Burnett dated October 13, 1996 (“Burnett Agreement”)

10.21[1]	The Agreement between Radio Metrix Inc. and Namaqua Limited Partnership (“Namaqua”) dated December 13, 1993 (“Namaqua Agreement”), and related Security Agreement (“Namaqua Security Agreement”)

10.22[1]	Agreement between Radio Metrix Inc. and Robert Wilson dated March 18, 1992 (“Wilson Agreement”)

10.23[1]	Closing Agreement between Radio Metrix Inc., SDR Metro Inc. and Brent Simon dated January 8, 2002

10.24[1]	Promissory Note to SDR Metro Inc. dated January 8, 2002

10.25[1]	Security Agreement between Radio Metrix Inc. and SDR Metro Inc. dated January 8, 2002

10.26[1]	Remedy upon Default Agreement between Radio Metrix Inc. and SDR Metro Inc. dated January 8, 2002

10.27[1]	Consulting Agreement Memo re: Brent Simon dated August 28, 2000

10.28[1]	Original Equipment and Independent Distribution License Agreement between the Company and Rytec Corporation

10.29[1]	Disbursement Request and Authorization, Promissory Note, and Business Loan Agreement with Regions Bank - July 15, 2002

10.30[1]
Promissory Note, Security Agreement, and Escrow Agreement - Re: Daimler Capital Partners, Ltd. - loan and stock options; Stock Option Agreement with Daimler Capital Partners, Ltd. - October 28, 2002; Stock Option Agreement with Daimler Capital Partners, Ltd. - February 28, 2003

10.31[1]	Stock Option Agreement with H.R. Williams Family Limited Partnership - February 9, 2000 and Amendment thereto

10.32[1]	SmartGate, Inc. 2000 Employee, Director, Consultant and Advisor Stock Compensation Plan (Plan 2000)

10.33[1]
Form of Plan 2000 Option Agreement with Stephen A. Michael - July 26, 2000 (including form of Letter of Investment Intent for Stephen A. Michael, Robert Knight, Edmund C. King, and Duffey & Dolan, P.A.)

10.34[1]	Form of Plan 2000 Option Agreement with Robert Knight and Edmund C. King - July 26, 2000

10.35[1]	Form of Plan 2000 Option Agreement with Duffey & Dolan, P.A. - July 26, 2000

10.36[1]
Form of Plan 2000 Option Agreements with employees/consultants - July 26, 2000 and December 20, 2000 (including form of Letters of Investment Intent) for these and the May 17, 2001, June 28, 2001, and August 6, 2001 Plan 2000 Option Agreements listed below

10.37[1]	Form of Plan 2000 Option Agreement with John E. Scates - May 17, 2001

10.38[1]	Form of Plan 2000 Option Agreement with Linda L. Kauffman - June 28, 2001

10.39[1]	Form of Plan 2000 Option Agreement with Carl Parks - August 6, 2001

10.40[1]	SmartGate Inc. 2002 Incentive Plan (Plan 2002)

10.41[1]
Form of Plan 2002 Option Agreements with Stephen A. Michael, Samuel S. Duffey and William W. Dolan - January 22, 2002 (including form of Letters of Investment Intent for all Plan 2002 Option Agreements)

10.42[1]	Form of Plan 2002 Option Agreements with Robert Knight and Edmund C. King - January 22, 2002

10.43[1]	Form of Plan 2002 Option Agreements with employees - January 22, 2002

10.44[1]
Form of Promissory Note and Security Agreement re: Stephen A. Michael, Edmund C. King, Scott Tannehill, Barbara Baker, Nicole A. Longridge and Edward A. Berstling Option to Exercise/Stock Purchase (also form of Security Agreement per Exhibit 10.46)

10.45[1]	Form of Modification Agreement re: Edmund C. King, Scott Tannehill, Barbara J. Baker, and Nicole A. Longridge Promissory Notes re: Option Exercise/Stock Purchase

10.46[1]
Form of Replacement Promissory Note, Assignment and Security Agreement re: Grace Duffey Irrevocable Trust u/a/d 1/26/00 and Debra Finehout Option to Exercise/Stock Purchase (for form of Security Agreement, see Exhibit 10.44 above).

10.47[1]
Registration Rights Agreement by and among the Company and Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust u/a/d July 29, 1998, Elizabeth Rosemary Duffey Irrevocable Trust u/a/d July 29, 1998, Robert T. Roth, William W. Dolan dated as of February 25, 2002

10.48[1]	Voluntary Resale Restriction Agreement with Robert T. Roth - November 19, 2001

10.49[1]	Stock Option Agreement with Hawk Associates, Inc. - January 16, 2002

10.50[1]	Amended and Restated Stock Option Agreement with G.M. Capital Partners Limited L.P. - November 8, 2002

10.51[1]	Form of Plan 2002 Option Agreement with Gregory Newell - June 13, 2002

10.52[1]	Form of Plan 2002 Option Agreement with John E. Scates - June 27, 2002

10.53[1]	Delbrueck Bank warrant #1

10.54[1]	Delbrueck Bank warrant #2

10.55[1]	Form of Plan 2000 Option Agreement with Nicole A. Longridge

10.56[1]	Form of Plan 2000 Option Agreement with Duane Cameron

10.57[1]	Invisa, Inc. 2003 Incentive Plan

10.58[1]	Form of Plan 2003 Option Agreement with Joseph F. Movizzo - May 13, 2003 (including form of Letter of Investment Intent)

10.59[1]	Consulting Agreement - March 2003 between Crescent Fund, Inc. and the Company

10.60[1]	Agreement dated as of April 24, 2003 between Alan A. Feldman and the Company

10.61[1]	Financing Agreement dated as of May 9, 2003 between BarBell Group, Inc. and the Company

10.62[1]	Series 2003A 7% Convertible Note Due June 9, 2004, dated May 9, 2003 from the Company to BarBell Group, Inc.

10.63[1]	Investment Agreement dated as of May 9, 2003 between BarBell Group, Inc. and the Company

10.64[1]	Warrant to Purchase Shares of common stock dated as of May 9, 2003, issued by the Company to BarBell Group, Inc.

10.65[1]	Registration Rights Agreement dated as of May 9, 2003 between the Company and BarBell Group, Inc.

10.66[1]	Broker-Dealer Placement Agent Selling Agreement - May 2003 between Capstone Partners LC and the Company

10.67[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 between Capstone Partners LC and the Company

10.68[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 executed by Nautilus Technologies, Ltd. - subscribing for 125,000 Units

10.69[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 executed by GM Capital Partners, Ltd. - subscribing for 50,500 Units

10.70[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 executed by Kallur Enterprises, Ltd. - subscribing for 50,000 Units

10.71[2]	Publicity Agreement - July 2003 between Capital Financial Media, Inc. and the Company

10.72[2]	Consulting Agreement - July 2003 between National Financial Communications Corp. and the Company

10.73[2]	Agreement - July 2003 between Brooks Houghton & Company, Inc. and the Company

10.74[2]	Non-Exclusive Financial Advisor Agreement - July 2003 between Source Capital Group, Inc. and the Company

10.75[2]	Consulting Agreement - July 2003 between Patrick W.H. Garrard d/b/a The Garrard Group of West Redding, CT and the Company

10.76[2]	Investment Agreement Modification I dated as of July 21, 2003 by and among Invisa, Inc. and BarBell Group, Inc.

10.77[2]	Joint Development Agreement - July 2003 between Dominator International Ltd. And SmartGate, L.C.

10.78[3]	Engagement Agreement dated September 9, 2003 between G.M. Capital Partners, Ltd and Invisa, Inc.

10.79[4]	Employment Agreement dated November 6, 2003 between Herb Lustig and Invisa, Inc.

10.80[4]	Severance Agreement dated November 13, 2003 between Samuel S. Duffey and Invisa, Inc.

10.81[4]	Agreement dated November 13, 2003 between Invisa, Inc. and the Duffey related stockholders

10.82[5]	SDR Metro Inc. letter extension agreement

10.83[5]	SDR Metro Inc. confirmation letter agreement

10.84[5]	Severance Agreement dated January 26, 2004 between Stephen A. Michael and Invisa, Inc.

10.85[5]	Consulting Agreement dated January 26, 2004 between Stephen A. Michael and Invisa, Inc.

10.86[5]	Severance Agreement dated December 31, 2003 between William W. Dolan and Invisa, Inc.

10.87[5]	Agreement dated February 11, 2004 between The Video Agency, Inc. and Invisa, Inc.

10.88[5]	Employment Agreement dated March 2003 between Charles Yanak and Invisa, Inc.

10.89[5]	2003-A Employee, Director, Consultant and Advisor Stock Compensation Plan.

10.90[5]	First Amendment to Invisa, Inc., 2003 Incentive Plan dated as of November 6, 2003

10.91[5]	Stock Option Agreement for Herb M. Lustig dated November 6, 2003

10.92[6]	Subscription Agreement for issuance of 22,000 shares of Series A Convertible Preferred Stock and common stock warrants.

10.93[6]	Registration Rights Agreement

10.94[6]	Warrants to Purchase Common Stock (Mercator Momentum Fund, LP, M.A.G. Capital, LLC, and Monarch Pointe Fund, Ltd.)

10.95[6]	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock.

10.96[7]	Copy of Letter Amending the Distribution Agreement.

10.97[8]	Copy of Metro Note re Triggering Event.

10.98[8]	Security Agreement Pledge of Assets re Metro Note.

10.99[9]	Facility Loan Agreement with Samuel Duffey.

10.100[10]	Expansion of Facility Loan Agreement.

10.101[10]	Common Stock Subscription.

10.102[11]	Subscription Agreement among Invisa Inc., Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., Asset Managers International, Ltd., and M.A.G. Capital, LLC dated August 31, 2005.

10.103[11]	Warrant to Purchase Common Stock of Invisa, Inc. issued to Asset Managers International, Ltd

10.104[11]	Warrant to Purchase Common Stock of Invisa, Inc. issued to M.A.G. Capital Group, LLC.

10.105[11]	Warrant to Purchase Common Stock from Invisa, Inc. issued to Mercator Momentum Fund III, LP.

10.106[11]	Warrant to Purchase Common Stock of Invisa, Inc. to Monarch Pointe Fund, Ltd.

10.107[11]	Registration Rights Agreement among Invisa, Inc., Mercator Momentum Fund, III, LP, Monarch Pointe Fund, Ltd., Asset Managers International, Ltd., and M.A.G. Capital, LLC dated August 31, 2005.

31.1[7]	Officers’ Certificate

99.1[12]	Press Release of Invisa dated January 10, 2005

99.2[7]	Press Release of Invisa dated March 2, 2005

99.3[10]	Press Release of Invisa dated June 22, 2005
Invisa Returns to Normal

99.4[11]	Press Release of Invisa dated September 6, 2005

3.1[13]	Certificate of Designations of Preferences and Rights of Series B
Convertible Preferred Stock of Invisa, Inc.

3.2[13]	Amended and Restated Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock of Invisa, Inc.

14[1]	Code of Business Conduct and Ethics and Compliance Program

21[1]	Subsidiaries of Registrant

23.1[14]	Consent of Aidman, Piser & Company, P.A.

[1]	Previously filed on June 23, 2003 with Invisa’s Form 10-KSB for the fiscal year ended December 31, 2002 and are incorporated by reference.

[2]	Previously filed on August 1, 2003 with Invisa’s Form 10-QSB for the quarter period ended June 30, 2003 and are incorporated by reference.

[3]	Previously filed on September 17, 2003 with Invisa’s Form 8-KA (Amendment No. 1) dated September 9, 2003 and is incorporated by reference.

[4]	Previously filed on November 14, 2003 with Invisa’s Form 8-K dated November 6, 2003 and are incorporated by reference.

5.	Previously filed on April 14, 2004 with Invisa Form 10-KSB for the fiscal year ended December 31, 2003 and incorporated herein by reference.

6.	Previously filed on August 18, 2004 with Invisa Form 10-QSB and incorporated herein by reference.

7.	Previously filed on March 7, 2005 with Invisa’s Form 8-K dated March 2, 2005 and incorporated by references.

8.	Previously filed on May 16, 2005 with Invisa’s Form 8-K dated May 7, 2005 and incorporated by references.

9.	Previously filed on June 1, 2005 with Invisa’s Form 8-K dated May 31, 2005 and incorporated by references.

10.	Previously filed on June 23, 2005 with Invisa’s Form 8-K dated June 22, 2005 and incorporated by references.

11.	Previously filed on September 6, 2005 with Invisa’s Form 8-K dated September 6, 2005 and incorporated by references.

12.	Previously filed on January 14, 2005 with Invisa’s Form 8-K dated January 10, 2005 and incorporated by references.

13.	Previously filed on September 6, 2005 with Invisa’s Form 8-K dated September 6, 2005 and incorporated by references.

14.	Filed herewith.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Sections 10(a)(3) of the Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sarasota, State of Florida on August 9, 2006.

INVISA, INC

By:	/s/ Carl A. Parks
Name:	Carl A. Parks
Title:	President and Chief Operating Officer

By:	/s/ Edmund C. King
Name:	Edmund C. King
Title:	Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Date: August 9, 2006	/s/ Carl A. Parks
Carl A. Parks, President and Chief Operating Officer

Date: August 9, 2006	/s/ Edmund C. King
Edmund C. King, Chief Financial Officer, Director

Date: August 9, 2006	/s/ Stephen Michael
Stephen Michael, Chairman of the Board

Date: August 9, 2006	/s/ Gregory J. Newell
Gregory J. Newell, Director

Date: August 9, 2006	/s/ John E. Scates
John E. Scates, Director

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Invisa, Inc.

We have audited the accompanying consolidated balance sheet of Invisa, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period then ended, and for the period from February 12, 1997 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Invisa, Inc. as of December 31, 2005 and the consolidated results of its operations and its cash flows for each of the years in the two-year period then ended, and for the period from February 12, 1997 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note N, the accompanying financial statements have been restated.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has incurred significant losses and used cash in operating activities during the years ended December 31, 2005 and 2004 and expects that additional capital will be required in order to continue operations in 2006. These factors, among others, as discussed in Note B, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Aidman, Piser & Company, P.A.
Tampa, Florida
January 26, 2006, except for Note N, which is dated July 12, 2006.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEET

December 31,
2005
ASSETS
Current assets:
Cash and cash equivalents	$585,463
Accounts receivable	27,268
Inventories	47,475
Prepaids and other current assets	13,360
Total current assets	673,566

Furniture, fixtures and equipment, net of $89,158 accumulated depreciation	46,398
Patent, net of $1,576,470 accumulated amortization	5,123,529

Total assets	$5,843,493

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$43,550
Accrued expenses	122,951
Due to stockholders and officers	394,000
Preferred dividends payable	18,750

Total current liabilities	579,251

Commitment and contingencies (Note J)	-----

Stockholders’ equity
Convertible Preferred Stock, 5 million shares authorized ($0.001 par value):
Series A, 14,500 shares issued and outstanding	1,277,000
Series B, 10,000 shares issued and outstanding	1,000,000
Common Stock; 95,000,000 shares authorized ($.001 par value), 23,799,268 shares issued and outstanding	23,799
Additional paid-in capital	31,087,395
Stock subscriptions receivable	(268,904)
Deficit accumulated during the development stage	(27,855,048)

Total stockholders’ equity	5,264,242

Total liabilities and stockholders’ equity	$5,843,493

See notes to consolidated financial statements.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
CONSOLIDATED STATEMENTS OF OPERATIONS

			February 12,
			1997 (Date of
			inception)
			through
	Years Ended December 31,		December 31,
	2004	2005	2005
	(Restated)	(Restated)	(Restated)
Net sales	$197,484	$239,285	$1,197,351
Other operating revenues	----	300,000	300,000
Costs and expenses:
Cost of goods sold (exclusive of patent amortization shown separately below)	259,653	122,761	854,127
Research and development costs	352,642	174,292	3,351,355
Selling, general and administrative expenses	2,239,134	1,227,592	13,782,916
Patent amortization	788,235	788,235	3,070,129
Impairment of patent	-----	-----	5,517,808

Loss from operations	(3,442,180)	(1,773,595)	(25,078,984)

Other income (expense):
Interest (expense) income, net	15,360	2,677	(820,554)
Debt extinguishment gain	360,000	-----	360,000
	375,360	2,677	(460,554)

Loss before income tax	(3,066,820)	(1,770,918)	(25,539,538)
Income tax	-----	-----	-----

Net loss	(3,066,820)	(1,770,918)	(25,539,538)

Non-cash constructive dividend related to Convertible Preferred Stock accretions	(1,296,640)	(1,000,000)	(2,296,640)
Preferred Stock dividends	-----	(18,750)	(18,750)
Net loss applicable to Common Stockholders	$(4,363,460)	$(2,789,668)	$(27,854,928)

Net loss per share applicable to Common Stockholders:
Basic and diluted	$(0.22)	$(0.12)

Weighted average Common Stock shares outstanding: Basic and diluted
	19,899,052	22,742,956

See notes to consolidated financial statements.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
									Deficit
									Accumulated
	Convertible						Additional	Stock	During the
	Preferred Stock			Common Stock			Paid-In	Subscriptions	Development
	Shares	Amount		Shares	Amount		Capital	Receivable	Stage	Total
FEBRUARY 12, 1997 (INCEPTION)	-----	$	-----	-----	$	-----	$ -----	$ -----	$ -----	$	-----
Summary of transactions from February 12, 1997
through December 31, 2003:
Issuance of Common Stock to founders	-----		-----	6,105,128		5,980	(5,980)	-----	-----		-----
Issuance of Common Stock for cash	-----		-----	4,257,350		4,257	9,031,704	-----	-----		9,035,961
Exercise of stock options	-----		-----	924,214		924	984,076	(985,000)	-----		-----
Offering costs	-----		-----	500,000		500	637,436	-----	-----		637,936
Conversion of notes payable	-----		-----	635,022		635	449,365	-----	-----		450,000
Original issue discount on notes payable	-----		-----	-----		-----	201,519	-----	-----		201,519
Common Stock issuable for rent	-----		-----	164,799		290	88,084	-----	-----		88,374
Issuance of Common Stock for services	-----		-----	487,069		488	1,135,399	-----	-----		1,135,887
Issuance of Common Stock options for services	-----		-----	-----		-----	516,593	-----	-----		516,593
Original issue discount	-----		-----	-----		-----	144,000	-----	-----		144,000
Issuance of Common Stock related to reorganization	-----		-----	2,009,000		2,009	227,991	-----	-----		230,000
Acquisition of a patent from a related party	-----		-----	3,685,000		3,685	11,268,815	-----	-----		11,272,500
Interest accrued on notes related to stock subscriptions receivable	-----		-----	-----		-----	229,836	(229,836)	-----		-----
Settlement of accounts in connection with severance agreements	-----		-----	-----		-----	544,090	923,432	-----		1,467,522
Net Loss	-----		-----	-----		-----	-----	-----	(20,701,920)		(20,701,920)
BALANCE AT DECEMBER 31, 2003	-----		-----	18,767,582		18,768	25,452,928	(291,404)	(20,701,920)		4,478,372
Exercise of Stock Warrants	-----		-----	602,000		602	1,138,143	-----	-----		1,138,745
Exercise of Stock Options	-----		-----	103,750		103	332,084	-----	-----		332,187
Issuance of Convertible Preferred Stock and detachable Warrants for cash, net of costs paid in the form of common stock	22,000		640,360	162,500		163	1,296,477	-----	----		1,937,000
Non-cash constructive dividend related to beneficial conversion features of Convertible Preferred Stock	----		1,296,640	----		----	----	----	(1,296,640)		----
Conversion of Convertible Preferred Stock into Common Stock	(7,500)		(660,000)	1,500,000		1,500	658,500	----	----		----
Issuance of Common Stock for services	----		----	119,075		119	118,956	----	----		119,075
Issuance of Common Stock for settlement of cash advances	----		----	80,925		81	80,844	----	----		80,925
Issuable Common Stock for settlement of related party accrued compensation	----		----	300,000		300	194,700	----	----		195,000
Gain on related party accrued compensation extinguishment	----		----	----		----	581,132	----	----		581,132
Issuance of Common Stock options for services	----		----	----		----	34,394	----	----		34,394
Issuance of Common Stock Warrants for settlement of royalty contract	----		----	----		----	91,400	----	----		91,400
Interest accrued on notes related to stock subscriptions receivable	----		----	----		----	19,000	(19,000)	----		----
Collections of stock subscriptions receivable	----		----	----		----	----	36,500	----		36,500
Adjustment of stock subscriptions receivable	----		----	----		----	(20,000)	20,000	----		----
Net loss	----		----	----		----	----	----	(3,066,820)		(3,066,820)
BALANCE AT DECEMBER 31, 2004	14,500		1,277,000	21,635,832		21,636	29,978,558	(253,904)	(25,065,380)		5,957,910
Issuance of Convertible Preferred Stock and detachable Warrants for cash, net of costs paid	10,000		----	----		----	878,000	-----	----		878,000
Non-cash constructive dividend related to Convertible Preferred Stock accretions	----		1,000,000	----		----	----	----	(1,000,000)		----
Issuance of Common Stock for cash	----		----	1,066,662		1,066	78,934	----	----		80,000
Issuance of Common Stock for services	----		----	1,096,774		1,097	103,903	----	----		105,000
Issuance of Common Stock options for services	----		----	----		----	33,000	----	----		33,000
Interest accrued on notes related to stock subscriptions receivable	----		----	----		----	15,000	(15,000)	----		----
Preferred Stock Series B dividend	----		----	----		----	----	----	(18,750)		(18,750)
Net loss	----		----	----		----	----	----	(1,770,918)		(1,770,918)
BALANCE AT DECEMBER 31, 2005	24,500		$2,277,000	23,799,268		$23,799	$31,087,395	$(268,904)	$(27,855,048)		$5,264,242

See notes to consolidated financial statements.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			February 12,
			1997 (Date of
			inception)
			Through
	Years Ended December 31,		December 31,
	2004	2005	2005

Cash flows from operating activities:
Net loss	$(3,066,820)	$(1,770,918)	$(25,539,538)
Adjustments to reconcile net loss to net cash used in operating activities:
Patent impairment	----	-----	5,517,808
Depreciation and amortization	861,806	809,515	3,607,604
Common Stock and options exchanged for services/settlements	244,869	138,000	2,761,140
Debt extinguishment gain	(360,000)	----	(360,000)
Changes in operating assets and liabilities:
Accounts and notes receivable	(30,045)	30,238	(173,982)
Inventories	184,370	692	(47,475)
Prepaids and other assets	(56,885)	70,371	(13,360)
Accounts payable, trade	(169,449)	(46,665)	43,550
Accrued expenses	(49,070)	43,989	72,941
Deferred revenue	-----	(300,000)	----
Net cash used in operating activities	(2,441,224)	(1,024,778)	(14,131,312)

Cash flows from investing activities:
Patent acquisition	-----	----	(550,000)
Transaction costs in connection with RMI business combination	-----	----	(121,475)
Purchases of furniture, fixtures and equipment	(46,421)	(5,347)	(238,846)
Net cash used in investing activities	(46,421)	(5,347)	(910,321)

Cash flows from financing activities:
Net change in line of credit	(149,402)	----	----
Proceeds from notes payable	----	50,000	50,000
Proceeds from notes payable and redeemable Common Stock, net	-----	----	908,000
Payment of notes payable	(470,869)	(50,000)	(520,800)
Collection of stock subscriptions	36,500	----	36,500
Due to shareholders and officers	(6,464)	67,000	1,520,983
Proceeds from sale of convertible Preferred Stock, net	1,937,000	878,000	2,815,000
Proceeds from sale of Common Stock, net	1,470,932	80,000	10,587,413
Cash received with combination transaction	-----	----	230,000
Net cash provided by financing activities	2,817,697	1,025,000	15,627,096

Net (decrease) increase in cash	330,052	(5,125)	585,463
Cash at beginning of period	260,536	590,588	-----
Cash at end of period	$590,588	585,463	$585,463

See notes to consolidated financial statements.
(Continues)

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

					February 12,
					1997 (Date of
					inception)
					through
	Year Ended December 31,				December 31,
	2004		2005		2005

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest		$8,875	$	-----	$229,162

Non-cash financing and investing activities:

Notes payable incurred in connection with merger transactions	$	-----	$	-----	$1,300,000

Notes payable canceled in connection with merger transaction	$	-----	$	-----	$337,489

Common Stock issued in connection with merger transaction (3,685,000 shares)	$	-----	$	-----	$11,272,500

Due to employees in connection with merger transaction	$	-----	$	----	$175,000

Accrued expenses assumed in connection with merger transaction	$	-----	$	----	$50,000

Exchange of liabilities for Common Stock		$857,057	$	----	$857,057

Common Stock issued representing stock offering commitment (200,000 shares)		$554,000	$	-----	$554,000

Preferred dividends accrued as liabilities	$	-----		$18,750	$18,750

Non-cash preferred stock accretions		$1,296,640		$1,000,000	$2,296,640

See notes to consolidated financial statements.

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS

Invisa, Inc., (the “Company” or “Invisa”) is a development stage enterprise that incorporates safety system technology and products into automated closure devices, such as parking gates, sliding gates, overhead garage doors and commercial overhead doors. Invisa has also demonstrated production-ready prototypes of security products for the museum and other markets. The Company has not fully implemented its sales and marketing plan and has, therefore, not emerged from the development stage. The Company, however, is currently manufacturing and selling powered closure safety devices for certain gates. The Company acquired a license to use the core technology used in the powered closure safety devices in 1992.

NOTE B - LIQUIDITY AND MANAGEMENT’S PLANS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended December 31, 2005 and since the date of inception, the Company has had net losses applicable to Common Shareholders of $2.8 million and $27.8 million, respectively. As of December 31, 2005, the Company has not emerged from the development stage and has working capital of $0.1 million. Since inception, the Company has financed its operations principally from the sale of equity securities, as the Company has not generated significant revenues from the sales of its products. Continuation of the Company as a going concern is dependent upon additional external funding and, ultimately, a substantial increase in sales volume and achievement of profitable operations. The Company intends to finance its future development activities and its working capital needs largely from the sale of equity securities with some additional funding from other traditional financing sources, including term notes and proceeds from licensing agreements until such time that funds provided by operations are sufficient to fund working capital requirements. While management believes that such financing and licensing sources will be available to the Company, there can be no assurance in that regard. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Invisa and its wholly owned subsidiaries, SmartGate, L.C. and RMI. All intercompany balances and transactions have been eliminated. Both of the subsidiaries were merged into Invisa in December 2004.

Use of Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalents at a major commercial bank. Such amounts are in excess of the maximum federally insured amounts.

Accounts Receivable, Major Customer Information and Export Sales

Accounts receivable are due primarily from companies in the gate manufacturing industry located throughout the United States and the United Kingdom. Credit is extended based on an evaluation of the customers’ financial condition and, generally, collateral is not required. Account balances are evaluated for collectability based on the condition of the customers’ credit including repayment history and trends and relative economic and business conditions. Bad debts have not been significant. During 2004 and 2005, Magnetic Automation Corp. was our largest customer, comprising approximately 20% of our product revenues in both years.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using a method with approximates the first-in, first-out method.

Furniture, Fixtures and Equipment

Furniture, fixtures, and equipment are depreciated on a straight-line basis over their estimated useful lives, principally five years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives, whichever is shorter. Depreciation expense was $73,570 and $21,280 for 2004 and 2005, respectively.

Patent

The patent for the Company’s underlying technology is amortized on a straight-line method over 10 years, which represents the remaining useful life of the patent. At December 31, 2003, the Company recorded an impairment charge of $5,517,808 that was included in the consolidated statement of operations to reflect the fair value as determined by the Company’s management. See “Impairment of Long-lived assets” included in Note C for further discussion.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue

Product sales under fixed price arrangements are recognized as revenue upon shipment of product (when title transfers to the purchaser) and collectability is assured. Other operating revenues relate to services and are recorded as earned.

Licensing agreement

In July 2002 Invisa entered into an Original and Independent Distribution License Agreement with Rytec Corporation (the Agreement) and received $300,000 cash representing an advance on the first 3000 units purchased by Rytec. In February 2005, because of extended development efforts by Invisa, the Agreement was revised to recharacterize the $300,000 deposit as compensation to the Company for engineering expenditures and efforts expected by Invisa during 2005. Price reductions reflected in the original Agreement were also discontinued.

Shipping costs

Shipping and handling costs totaling $4,488 and $5,405 for 2004 and 2005, respectively, are included in cost of sales in the accompanying statements of operations.

Research and Development Costs

Research and development costs consist of direct and indirect costs that are associated with the development of the Company’s technology. These costs are expensed as incurred.

Advertising Costs

The Company’s policy is to expense advertising costs as incurred. The Company had no advertising costs during 2004 and 2005.

Warranty Costs

The Company warrants its products for ninety days. Estimated warranty costs are recognized in the period product is shipped. However, there have been no significant warranty costs incurred through December 31, 2005, nor are any significant amounts expected to occur subsequently. Accordingly, no warranty liability has been recognized for any period presented.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and due to stockholders. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items and the use of market rates of interest.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets or asset groups, including patents; whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. During the fourth quarter of 2003 the Company expensed $5,517,808 to reflect an impairment of its patent. Our original cost of the patent totaled $13,711,000 which we paid in February 2002 and April 2003. The patent impairment resulted principally from perceived shifts in markets and our approach to such markets thus requiring us to rely more on our patents subsequently obtained and applied for and less on the original patent.

The Company’s management performed a valuation of the patent in connection with its acquisition in February 2002. In doing this valuation we considered several factors, including the size of the total applicable safety and security markets, our estimates of penetration into these markets and a valuation. These markets are large and growing, principally as a result of increased emphasis on safety by governmental agencies and others and increased concerns for security, principally as a result of the September 11, 2001 terrorist event and all that has followed relative to terrorism.

In late 2003 the Company hired a new CEO who took the lead in changing our approach to the markets by emphasizing the sale of licenses rather that individual products. In light of this change in approach, the Company’s management reviewed the size of the market and our estimated penetration. We considered various factors, including a valuation, in arriving at the patent’s remaining value. We based our valuation on a discounted cash flow model (income approach) which considered our projected sales of individual safety and security products and applicable costs principally in the Untied States. Principal assumptions used included a ten year revenue stabilization period assuming adequate funding to achieve growth, a long-term growth rate of 0% and a discount rate of 30%. We concluded the market for the sale of licensing rights was smaller than the market for selling individual products. As a result, we determined that a write down in the value of the patent was appropriate.

Earnings per Common Share

Basic and diluted earnings per share are computed based on the weighted average number of Common Stock outstanding during the period. Common Stock equivalents are not considered in the calculation of diluted earnings per share for the periods presented because their effect would be anti-dilutive.

Stock-Based Compensation

The Company follows Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123) for non-employees, which establishes a fair value based method of accounting for stock-based compensation plans; however, the Company has elected to account for its employee stock compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, with pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company amortizes compensation costs related to the pro forma disclosure using the straight-line method over the vesting period of the employees’ Common Stock options.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Had compensation cost for the Company’s stock options been determined on the fair value at the grant dates for stock-based employee compensation arrangements consistent with the method required by SFAS 123, the Company’s net loss and net loss per common share would have been the pro forma amounts indicated below (see also Note I):

	Year Ended December 31,
	2004	2005

Net loss applicable to Common Stockholders, as reported	$(4,363,460)	$(2,789,788)

Add: stock-based employee compensation cost under the fair value based method, net of related tax effects	(887,595)	(353,110)

Pro forma net loss applicable to Common Stockholders	$(5,251,055)	$(3,142,898)

Net loss per share-applicable to Common Stockholders basic and diluted:
as reported	$(0.22)	$(0.12)
pro forma	$(0.26)	$(0.14)

New Accounting Pronouncements

In December 2004, the FASB revised its SFAS No. 123 (“SAFS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after December 15, 2005, with early adoption encouraged. This standard will require the Company to change its method of accounting for employee stock-based compensation from the intrinsic value method prescribed by APB No. 25 to a fair value method in the first quarter of 2006. The new standard will apply to all employee stock option awards granted on January 1, 2006 and thereafter and will also apply to the portion of previously issued (prior to January 1, 2006) employee stock options that vest on January 1, 2006 and thereafter.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements (continued):

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Correction (“SFAS 154”), which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition, but does not expect it to have a material impact.

In February 2006, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 155 (SFAS No. 155), Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140, to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, to permit fair value remeasurement for any hybrid financial instrument with an imbedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. Prior to fair value measurement, however, interest in securitized financial assets must be evaluated to identify interest containing embedded derivatives requiring bifurcation. The amendments to SFAS 133 also clarify that interest-only and principal-only strips are not subject to the requirements of the SFAS, and that concentrations of credit risk in the form of subordination are not embedded derivatives. Finally, SFAS No. 155 amends SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not anticipate that the adoption of this statement to have a material impact on its consolidated financial statements.
NOTE D - INVENTORIES

Inventories consist of the following at December 31, 2005:

Finished goods	$4,371
Raw materials	43,104
$47,475

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2005:

Accrued compensation and related taxes	$22,083
Severance	100,868
$122,951

NOTE F - DUE TO STOCKHOLDERS AND OFFICERS

Due to stockholders and officers consists principally of amounts accrued in connection with severance agreements with two principal stockholders. The amounts payable are non-interest bearing (see Note K).
NOTE G - LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	December 31,
	2004	2005
Numerator:
Net loss applicable to Common Stockholders	$(4,363,460)	$(2,789,788)

Denominator:
For basic loss per share - weighted average shares	19,899,052	22,742,956
Effect of dilutive securities - stock options	-----	-----
For diluted loss per share	19,899,052	22,742,956

Net loss per share - applicable to Common Stockholders basic and diluted	$(0.22)	$(0.12)

Options and warrants to purchase 5,511,013 and 13,074,546 shares of Common Stock as of December 31, 2004 and 2005, respectively, are not considered in the calculation of diluted loss per share because the effect would be anti-dilutive.

NOTE H - COMMON STOCK

On January 3, 2003, the Company’s shareholders approved an increase in the Company’s authorized stock to 100,000,000 shares, consisting of 95,000,000 Common Stock and 5,000,000 Preferred Stock; rights and preferences of the Preferred Stock are to be set by the Board of Directors. This authorization was reflected in the Company’s financial statements at December 31, 2003.

During the year ended December 31, 2004, the Company issued 602,000 and 103,750 shares of Common Stock in connection with the exercise of warrants and options for cash of $1,138,745 and $332,187, respectively.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - COMMON STOCK - Continued

In August 2004, the Company issued options to various consultants to acquire 36,000 shares of Common Stock in exchange for cancellation of certain   royalty agreements. The options have an exercise price of $1.00 per share and expire after three years. The value of the options (which totaled approximately $34,000) was accounted for by a charge to expense and a corresponding credit to additional paid-in capital.

In September 2004, the Company issued 22,000 shares of Series A Convertible Preferred Stock in the face amount of $2,200,000 for $1,937,000 (net of $263,000 transaction expenses) which was paid in the respective amounts of $1,158,200 and $778,800 at closing. Additionally, the transaction included:

•	Issuance of Detachable Warrants to acquire up to 1,500,000 shares of the Company’s Common Stock at $1.00 per share. The Warrants expire on August 16, 2007.

•
In addition to the transaction costs referred to above, the Company granted 162,500 shares of Common Stock and Detachable Warrants to acquire up to 162,500 shares of the Company’s Common Stock at $1.00 per share to a broker. The term of the Warrants is three years.

•
The Preferred Stock is non-voting, entitled to dividends only when, or if, declared by the Board of Directors and has preference over the Common Stock in the event of the Company’s liquidation. The Preferred Stock is convertible into Common Stock at the option of the holder. The conversion price is equal to 80% of the market price at the time of conversion, subject to a floor of $0.50 per share and a ceiling of $1.17 per share. During 2005, the floor was modified to $0.12 per share as an inducement to execute the Series B Convertible Preferred Stock transaction discussed below.

We accounted for the host instrument as equity under the guidance of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and under provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, we accounted for both the beneficial conversion feature and the warrants as equity as well.

The Company cancelled $776,132 in accrued compensation to certain directors, officers and former employees in exchange for 300,000 shares of Common Stock to be issued between June 1, 2005 and January 20, 2006, and the cancellation of the seven percent (7%) royalty agreement in exchange for Warrants to acquire up to 400,000 shares of the Company’s Common Stock at a price of $1.75 per share. The Warrants expire in five years. The Company accounted for the value of the warrants (which totaled $91,400) by a charge to expense and a corresponding credit to additional paid-in capital. The cancellation of the   $776,132 accrued compensation resulted in an extinguishment gain of $581,132. As the gain was with related parties, it was credited to additional paid-in capital.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - COMMON STOCK - Continued

In September 2004, the Company issued 1,500,000 shares of Common Stock in connection with the conversion of $750,000 of the Convertible Preferred Stock at $0.50 per common share.

In September 2004, the Company issued 80,925 shares of Common Stock at $1.00 per share for cancellation of cash advances previously made to the Company. In addition, 119,075 shares of Common Stock were issued at $1.00 per share in connection with settlement for services provided to the Company.

In August 2005, the Company issued 10,000 shares of Series B Convertible Preferred Stock in the face amount of $1,000,000 for $878,000 (net of $122,000 transaction expenses) which was paid in the respective amounts of $378,000 and $500,000 at closing. Additionally, the transaction included:

•
Detachable warrants to acquire up to 2,500,000 shares of the Company’s Common Stock at $0.30 per share. The warrants expire on August 31, 2010 and are subject to call by the Company upon the Common Stock trading at a price of $0.60, a minimum trading volume of 60,000 shares for 20 consecutive days and the registration statement being effective.

•
In addition to the transaction costs referred to above, the Company granted warrants to acquire up to 666,667 shares of the Company’s Common Stock at $0.16 per share to a broker. The term of the warrants is three years.

•
The Preferred Stock is non-voting and is entitled to receive dividends at an annual rate equal to the lower of the Prime Rate plus 3.5% or 9%. The dividend may either be paid in cash or registered shares of the Company’s Common Stock, subject to certain limitations. The Preferred Stock is convertible into Common Stock at the option of the holder. The conversion price is equal to 80% of the market price at the time of conversion, subject to a floor of $0.12 per share and a ceiling of $0.275 per share.

We accounted for the host instrument as equity under the guidance of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and under provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, we accounted for both the beneficial conversion feature and the warrants as equity as well.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I- STOCK OPTION AND WARRANT ACTIVITY

The Company has four stock-based compensation plans which provides for the granting of options to purchase the Company’s Common Stock to employees, directors, consultants and advisors. The options granted are subject to a vesting schedule as set forth in each individual option agreement.

Maximum Shares
of Common Stock
Plan	which can be issued
2000 Plan	1,500,000
2002 Plan	1,500,000
2003 Plan	1,500,000
2003A Plan	3,500,000
8,000,000

Activity with respect to the stock-based compensation plans is summarized as follows:

	Shares	Range of Exercise Prices	Weighted-average Option price per share
Balance at January 1, 2004	4,749,336	$3.00-5.32	$3.14

Options granted	1,600,000	$2.00	$2.00
Options exercised	(20,000)	$3.00	$3.00
Options canceled	(4,705,002)	$3.00-5.32	$1.52
Outstanding at December 31, 2004	1,624,334		$3.35

Options granted	5,377,500	$0.08-0.16	$0.11
Options canceled	(30,000)	$2.00-3.50	$2.93
Outstanding at December 31, 2005	6,971,834		$0.85

Options exercisable	4,841,000		$1.18

Activity with respect to warrants for common stock is as follows:

	Shares	Range of Exercise Prices	Weighted-average Option price per share
Balance at January 1, 2004	2,489,595

Warrants granted	2,098,500	$1.00-$1.75	$1.14
Warrants exercised	(685,750)	$1.00-$3.25	$1.77
Warrants canceled	(15,666)	$1.00	$1.00
Outstanding at December 31, 2004	3,886,679

Warrants granted	3,833,333	$0.08-$0.30	$0.24
Warrants exercised	(399,996)	$0.08	$0.08
Warrants canceled	(1,217,304	$1.00-$1.07	$1.03
Outstanding at December 31, 2005	6,102,712		$0.74

Warrants exercisable	6,102,712		$0.74

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - STOCK OPTION AND WARRANT ACTIVITY (continued)

The range of exercise prices, shares, weighted-average remaining contractual life and weighted-average exercise price for the options and warrants outstanding at December 31, 2005 is presented below:

Range of Exercise prices	Shares	Weighted-average Remaining Contractual life	Weighted-average Exercise price
$0.07-$0.30	8,810,837	7.5 years	$0.17
$1.00-$1.75	2,448,500	1.8 years	$1.12
$2.00-$7.25	1,815,209	2.5 years	$3.45

The range of exercise prices, shares and weighted-average exercise price for the options and warrants exercisable at December 31, 2005 are presented below:

Range of Exercise prices	Shares	Weighted average Exercise price
$0.07-$0.30	6,743,337	$0.18
$1.00-$1.75	2,448,500	$1.12
$2.00-$7.25	1,751,875	$3.50

For pro forma disclosure purposes (see Note D), the fair value of the options granted in 2004 and 2005 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the above years:

	2004	2005
Dividend yield	0.00%	0.00%
Expected volatility	50% - 68%	209%-228%
Risk free interest rates	3.00%	2.00%
Expected lives	3 years	3 years

The weighted-average grant date fair value for options granted during 2004 and 2005 was approximately $1.51 and $0.12.

NOTE J - COMMITMENT AND CONTINGENCIES

Operating Leases

We lease our office space in one building in Sarasota, Florida. The lease has a five-year term, annual lease payments of approximately $50,000 and two renewal options.

Legal and Other Matters

The Company is, from time to time, subject to litigation related to claims arising out of its operations in the ordinary course of business. The Company believes that no such claims should have a material adverse impact on its financial condition or results of operations.

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - RELATED PARTY TRANSACTIONS

In 2004, the Company cancelled $776,132 of accrued compensation due to certain directors, officers and former employees in exchange for 300,000 shares of common stock. The remaining $307,000 of their accrued compensation will be paid depending on the Company achieving certain equity funding amounts ranging from $500,000 to $4,000,000. The Company has agreed to pay certain tax liabilities, if any, which may be incurred in connection with these transactions.

During 2005, a stockholder advanced $67,000 to the Company. The advance can increase to $150,000 and may be converted into shares of common stock at a conversion price of $0.075.

Due to stockholders and officers also includes $20,000 of accrued director fees.

NOTE L - INCOME TAXES

Deferred taxes are recorded for all the tax effects of existing temporary differences in the Company’s assets and liabilities for income tax and financial reporting purposes. Due to the valuation allowance for deferred tax assets, as noted below, there was no net deferred tax benefit or expense for the years ended December 31, 2004 or 2005.

Reconciliation of the federal statutory income tax rate of 34.0% to the effective income tax rate is as follows at December 31:

	2004	2005

Federal statutory income tax rate	(34.0)%	(34.0)%
State income taxes, net of federal tax benefit	(3.5)%	(3.5)%
Deferred tax asset valuation allowance	37.5%	22.4%
	-0-%	-0-%

Deferred tax asset and liability components were as follows:
	2004		2005
Deferred tax assets:
Compensation payable	$	----		$21,861
Net operating loss		5,475,407		5,742,649
Basis difference in assets		157,429		----
Other		156,308		129,743
		5,789,144		5,894,253
Deferred tax liabilities:
Patent		1,647,199		1,351,626
Basis difference in assets		----		4,183
Net deferred tax assets		4,141,945		4,538,444
Less valuation allowance		(4,141,945)		(4,538,444)

Net deferred tax asset	$	-----	$	-----

Invisa, Inc. and Subsidiaries
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - INCOME TAXES (continued):

SFAS No. 109 Accounting for Income Taxes requires that a deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. As a result the Company recorded a valuation allowance with respect to all the Company’s deferred tax assets.

The Company has a federal net operating loss carryforward of approximately $15.3 million as of December 31, 2005. Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation”, as defined, there are annual limitations on the amount of the net operating loss and other deductions which are available to the company. The Company has not determined the impact of these limitations at this time.
NOTE M - SUBSEQUENT EVENTS

Subsequent to December 31, 2005, the Company executed three consulting agreements with un-related parties. The agreements include payment in both cash and warrants for 1,500,000 shares at market exercise price when granted and up to 300,000 shares of restricted common stock.

Note N - Restatement of Previously Issued Financial Statements

The Consolidated Statements of Operations have been restated to remove the gross profit caption and to separately present patent amortization which was formerly included with selling, general and administrative costs. Additionally, the Company expanded its discussion regarding accounting for capitalized patent costs and preferred stock.

Part I.   Financial Information

Item 1. Financial Statements

Invisa, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Balance Sheet s

	December 31, 2005	March 31, 2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$585,463	$284,067
Accounts receivable	27,268	20,509
Inventories	47,475	69,964
Prepaid expenses and other	13,360	97,911
Total current assets	673,566	472,451

Furniture, fixtures and equipment, net	46,398	41,505
Patent, net	5,123,529	4,926,470
Total assets	$5,843,493	$5,440,426

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$43,550	$60,832
Accrued expenses	122,951	117,733
Due to stockholders and officers	394,000	406,910

Preferred dividends payable	18,750	41,250
Total current liabilities	579,251	626,725

Stockholders’ equity:
Convertible Preferred Stock, 5 million shares authorized ($0.001 par value):
Series A, 14,500 shares issued and outstanding	1,277,000	1,277,000
Series B, 10,000 shares issued and outstanding	1,000,000	1,000,000
Common Stock, 95 million shares authorized, $.001 par value, 23,799,268 shares issued and outstanding	23,799	23,799
Additional paid-in capital	31,087,395	31,183,545
Stock subscriptions receivable	(268,904)	(272,654)
Deficit accumulated during the development stage	(27,855,048)	(28,397,989)
Total stockholders’ equity	5,264,242	4,813,701
Total liabilities and stockholders’ equity	$5,843,493	$5,440,426

The accompanying notes are an integral part of these condensed consolidated financial statements.

Invisa, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		February 12, 1997 (Date of Inception) Through March 31,
	2006	2005	2006
	(Restated)	(Restated)	(Restated)
Net sales	$42,293	$63,678	$1,239,644
Other operating revenues	—	75,000	300,000
Costs and expenses:
Cost of goods sold (exclusive of patent amortization shown separately below)	20,133	45,174	874,260
Research and development costs	41,702	66,153	3,393,057
Selling, general and administrative expenses	282,857	359,381	14,065,773
Patent amortization	197,059	197,059	3,267,188
Impairment of patent	—	—	5,517,808

Loss from operations	(499,458)	(529,089)	(25,578,442)
Other income (expense)
Interest income (expense), net	(20,983)	1,284	(841,537)
Debt extinguishment gain	—	—	360,000

Loss before income tax	(520,441)	(527,805)	(26,059,979)
Income tax	—	—	—

Net loss	(520,441)	(527,805)	(26,059,979)

Non-cash constructive dividend related to Convertible Preferred Stock accretions	—	—	(2,296,640)
Preferred stock dividends	(22,500)	—	(41,370)

Net loss applicable to Common Stockholders	$(542,941)	$(527,805)	$(28,397,989)

Net loss per share applicable to Common Stockholders:
Basic and diluted	$(0.02)	$(0.02)

Weighted average Common Stock shares outstanding
Basic and diluted	22,742,956	21,647,730

The accompanying notes are an integral part of these condensed consolidated financial statements.

Invisa, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statement of Stockholders’ Equity
For the three-months ended March 31, 2006
(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Stock Subscriptions	Deficit Accumulated During the Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Total

Balance at December 31, 2005	24,500	$2,277,000	23,799,268	$23,799	$31,087,395	$(268,904)	$(27,855,048)	$5,264,242
Preferred Stock Series B Dividends	—	—	—	—	—	—	(22,500)	(22,500)
Issuance of options for Common Stock for services	—	—	—	—	77,400	—	—	77,400
Share based compensation	—	—	—	—	15,000	—	—	15,000
Interest accrued on notes related to stock subscriptions receivable	—	—	—	—	3,750	(3,750)	—	—
Net loss	—	—	—	—	—	—	(520,441)	(520,441)
Balance at March 31, 2006	24,500	$2,277,000	23,799,268	$23,799	$31,183,545	$(272,654)	$(28,397,989)	$4,813,701

The accompanying notes are an integral part of this condensed consolidated financial statement.

  Invisa, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,		February 12, 1997 (Date of Inception) Through March 31,
	2006	2005	2006

Cash flows from operating activities:
Net loss	$(520,441)	$(527,805)	$(26,059,979)
Adjustments to reconcile net loss to net cash used in operating activities:
Patent impairment	—	—	5,517,808
Depreciation and amortization	201,952	200,533	3,809,556
Common Stock and options exchanged for services and other expenses	77,400	30,000	2,838,540
Share based compensation	15,000	—	15,000
Debt extinguishment gain	—	—	(360,000)
Changes in operating assets and liabilities:
Accounts receivable	6,759	12,086	(167,223)
Inventories	(22,489)	9,302	(69,964)
Prepaid expenses and other assets	(84,551)	(107,743)	(97,911)
Accounts payable, trade	17,282	(27,954)	60,832
Accrued expenses	7,692	22,197	80,633
Deferred revenue	—	(75,000)	—
Net cash used in operating activities	(301,396)	(464,384)	(14,432,708)

Cash flows from investing activities:
Patent acquisition	—	—	(550,000)
Transaction costs in connection with RMI business combinations	—	—	(121,475)
Purchases of furniture, fixtures and equipment	—	(5,347)	(238,846)
Net cash used in investing activities	—	(5,347)	(910,321)

Cash flows from financing activities:
Due to stockholders and officers	—	10,000	1,520,983
Payment of notes payable	—	—	(520,800)
Collection of stock subscriptions	—	—	36,500
Proceeds from sale of Convertible Preferred Stock, net	—	—	2,815,000
Proceeds from notes payable and redeemable Common Stock	—	—	958,000
Proceeds from sale of Common Stock, net	—	—	10,587,413
Cash received with combination transaction	—	—	230,000
Net cash provided by financing activities	—	10,000	15,627,096

Net increase (decrease) in cash	(301,396)	(459,731)	284,067

Cash at beginning of period	585,463	590,588	—

Cash at end of period	$284,067	$130,857	$284,067

(Continued)

Invisa, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Cash Flows - Continued
(Unaudited)

	Three Months Ended March 31,		February 12, 1997 (Date of Inception) Through
	2006	2005	March 31, 2006

Supplemental disclosure of cash flows information:

Cash paid during the period for interest	$—	$—	$229,162

Notes payable incurred in connection with merger transactions	$—	$—	$1,300,000

Notes payable canceled in connection with merger transaction	$—	$—	$337,489

Common Stock issued representing Common Stock offering costs (200,000 shares)	$—	$—	$554,000

Common Stock issued in connection with merger transaction (3,685,000 shares)	$—	$—	$11,272,500

Due to employees in connection with merger transaction	$—	$—	$175,000

Accrued expenses assumed in connection with merger transaction	$—	$—	$50,000

Exchange of liabilities for common stock	$—	$—	$857,057

Preferred dividends accrued as liabilities	$22,500	$—	$41,370

Non-cash preferred stock accretions	$—	$—	$2,296,640

The accompanying notes are an integral part of these condensed consolidated financial statements.

Invisa, Inc.
(A Development Stage Enterprise)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note A - Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements included in the Annual Report on Form 10-KSB of Invisa, Inc. for the year ended December 31, 2005. When used in these notes, the terms “Company”, “we,” “us” or “our” mean Invisa, Inc. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Invisa, Inc., is a development stage enterprise that incorporates safety system technology and products into automated closure devices, such as parking gates, sliding gates, overhead garage doors and commercial overhead doors. Invisa has also demonstrated production-ready prototypes of security products for the museum and other markets. The Company has not fully implemented its sales and marketing plan and has, therefore, not emerged from the development stage. The Company, however, is currently manufacturing and selling powered closure safety devices for certain gates. The Company acquired a license to use the core technology used in the powered closure safety devices in 1992.

Note B - Operating Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern. For the three months ended March 31, 2006 and since the date of inception, the Company has had a net loss applicable to Common Stockholders of $542,941 and $28,387,989, respectively. As of March 31, 2006, the Company has not emerged from the development stage and has working capital deficit of $(154,274). Since inception, the Company has financed its operations principally from the sale of equity securities, as the Company has not generated significant revenues from the sale of its products. The Company’s auditors issued a “going-concern” opinion on the financial statements for the year ended December 31, 2005, citing significant losses at that date, which raised substantial doubt about the Company’s ability to continue as a going-concern. Continuation of the Company as a going-concern is dependent upon additional external funding and, ultimately, a substantial increase in sales volume and achievement of profitable operations. The Company intends on financing its future development activities and its working capital needs largely from the sale of equity securities with some additional funding from other traditional financing sources, including term notes and proceeds from licensing agreements, until such time that funds provided by operations are sufficient to fund working capital requirements. In addition, the Company is in licensing fee discussions with potential distributors of the Company’s future security products. While management believes that such financing and licensing sources will be available to the Company, there can be no assurance in that regard. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Invisa, Inc.
(A Development Stage Enterprise)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note C - New Accounting Pronouncements

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“FAS 123R”) using the modified-prospective-transition method. Under this transition method, compensation costs subsequent to December 31, 2005 will include, as the options vest, costs for options granted prior to but not vested as of December 31, 2005.

The adoption of FAS 123R lowered net income by approximately $15,000 for the three months ended March 31, 2006 and there would be no proforma impact to the three months ended March 31, 2005 as no options vested during that period. As of March 31, 2006, approximately $280,000 of unrecognized compensation cost related to unvested share-based compensation awards granted remains to be recognized over the next 3 years.

Note D - Equity

On January 12, 2006, 400,000 options were granted to employees and directors at $0.12 vesting over 2 years.

During the quarter, the Company granted options and stock to consultants, primarily for investor relation services and marketing. These agreements provide for 300,000 shares of stock to be issued over 6-months as services are performed and 2,000,000 options for common stock (300,000 of which vest monthly over 30-months at an exercise price equal to an average monthly closing price, 500,000 of which are vested immediately at an exercise price of $0.40, 600,000 of which vest over the next year at an exercise price of $0.40 and 600,000 of which vest starting in 2007 over a year at an exercise price of $0.70). The Company has accounted for these stock grants and options using FAS 123R.

Note E - Restatement of Previously Issued Financial Statements

The Consolidated Statements of Operations have been restated to remove the gross profit caption and to separately present patent amortization which was formerly included with selling, general and administrative expense. Additionally, the Company expanded its discussion regarding accounting for capitalized patent costs and preferred stock.